UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant      ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Quanex Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: Common Stock, $.50 par value

2)	Aggregate number of securities to which transaction applies: 37,227,774

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $39.20

4)	Proposed maximum aggregate value of transaction: $1,459,328,740.80

5)	Total fee paid: $44,802

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

QUANEX CORPORATION
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

To Our Stockholders:

Quanex Corporation has entered into an agreement with Gerdau S.A. and Gerdau Delaware, Inc. pursuant to which Gerdau Delaware, Inc. will merge with and into Quanex (we refer to this agreement, as it may be amended from time to time, as the merger agreement, and we refer to Gerdau S.A. as Gerdau and Gerdau Delaware, Inc. as Gerdau Delaware). Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders a subsidiary containing all of the assets comprising the Building Products Group of Quanex. We are sending this proxy statement to Quanex stockholders to ask for your vote in favor of the approval and adoption of the merger agreement. If Quanex stockholders approve and adopt the merger agreement and the merger is subsequently completed, Quanex stockholders will receive $39.20 and one share of Quanex Building Products Corporation common stock in connection with the spin-off for each share of Quanex common stock they hold as of the closing date. Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex.

You are cordially invited to attend a special meeting of stockholders of Quanex to be held at   a.m., Central time, on February   , 2008, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas. This document is a proxy statement for Quanex to use in soliciting proxies for its special meeting of stockholders. Attached is an important document containing answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by more detailed information about Quanex, the proposed merger and the merger agreement. We urge you to read this document carefully and in its entirety.

Our Board of Directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of our company and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the matter. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the accompanying proxy statement, including the annexes. You also may obtain more information about our company from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Therefore, we request that you authorize your proxy by completing, signing, dating and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow instructions you receive from them to vote your shares. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you will have the right to withdraw your proxy at the special meeting and vote your shares in person.

Sincerely,

Raymond A. Jean
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated January   , 2008 and is first being mailed to Quanex stockholders on or about January   , 2008.

REFERENCES TO ADDITIONAL INFORMATION

You can obtain any of Quanex Corporation’s filings with the Securities and Exchange Commission from Quanex through the “SEC EDGAR Information” link located on the financial information page of its website at www.quanex.com or from the Securities and Exchange Commission through its website at www.sec.gov.  We are not incorporating the contents of the websites of the Securities and Exchange Commission, Quanex or any other person into this document.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held February   , 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on February   , 2008, at   a.m., Central time, for the following purposes:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 18, 2007, by and among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc. As a result of the merger, the Company will become a wholly-owned subsidiary of Gerdau S.A. and each outstanding share of the Company’s common stock will be converted into the right to receive $39.20 per share in cash, without interest.

(2) To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

(3) To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice.

The Board of Directors has fixed the close of business on January   , 2008, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for purpose of soliciting additional proxies.

The merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of our common stock that are entitled to vote on the matter. Any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting and entitled to vote on the matter. Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the merger agreement but will have no effect on the outcome of the adjournment proposal.

We request that you authorize your proxy by completing and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow instructions you receive from them to vote your shares. Stockholders who do not vote “FOR” the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the merger agreement and they comply with all other requirements of Delaware law, which requirements are summarized in the accompanying proxy statement.

Please execute your vote promptly.  Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

By order of the Board of Directors,

Kevin P. Delaney
Senior Vice President — General Counsel and Secretary

Houston, Texas

ANNEXES

Annex A	Agreement and Plan of Merger, dated November 18, 2007, among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc.
Annex B	Opinion of Lazard Frères & Co. LLC dated November 18, 2007
Annex C	Section 262 of the Delaware General Corporation Law

ii

SUMMARY

This summary highlights selected information from this proxy statement, including material terms of the merger, and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including its annexes, and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 48 of this proxy statement.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this proxy statement but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Quanex Corporation and its consolidated subsidiaries other than the Building Products Group of Quanex Corporation, except where the context otherwise requires or as otherwise indicated, as “Quanex” or “the Company”;

•	Gerdau S.A., as “Gerdau”;

•	Gerdau Delaware, Inc., as “Gerdau Delaware”;

•	the proposed merger of Gerdau Delaware into Quanex, as the “merger”;

•	the Agreement and Plan of Merger dated as of November 18, 2007, by and among Quanex, Gerdau and Gerdau Delaware, as the “merger agreement”;

•	the engineered products segment and the aluminum sheet segment of Quanex prior to the spin-off, as the “Building Products Group”;

•	the vehicular products segment of Quanex prior to the spin-off, as the “Vehicular Products Group”;

•	the entity that will operate the Building Products Group of Quanex after the spin-off, as “Quanex Building Products”;

•	the General Corporation Law of the State of Delaware as the “DGCL”;

•	the New York Stock Exchange, as the “NYSE”; and

•	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “Hart-Scott-Rodino Act.”

When “share of Quanex Building Products common stock” is used in this proxy statement, we refer to the share of Quanex Building Products Corporation common stock that you will receive following:

•	the distribution in the spin-off of a unit of Quanex Building Products LLC for each share of Quanex common stock outstanding, and

•	the conversion of each unit into a share of Quanex Building Products Corporation common stock pursuant to the subsequent merger of Quanex Building Products LLC into Quanex Building Products Corporation.

See “The Spin-Off.”

The Merger Parties

Quanex

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets. Prior to the merger, Quanex intends to spin-off its Building Products Group as a separate company to its stockholders.

Gerdau and Gerdau Delaware

Gerdau S.A.
Av. Dos Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil

The Gerdau Group is the largest long steel bar producer in the Americas, and the fourteenth largest steelmaker in the world. It has over 35,000 employees and operates in 13 countries: Argentina, Brazil, Canada, Chile, Colombia, the Dominican Republic, India, Mexico, Peru, Spain, the United States, Uruguay and Venezuela. It has an annual steel production capacity of 23.2 million metric tons and is one of the largest recyclers in the Americas. Gerdau Delaware is a wholly-owned subsidiary of Gerdau and was formed by Gerdau to participate in the merger.

The Merger (page 18)

General

On November 18, 2007, the companies agreed to the merger between Quanex and Gerdau Delaware under the terms of the merger agreement described in this proxy statement and attached hereto as Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read that agreement.

At the effective time of the merger, Gerdau Delaware will merge with and into Quanex. Quanex will be the surviving company and will become a wholly-owned subsidiary of Gerdau. The separate corporate existence of Gerdau Delaware will cease at the effective time of the merger.

Merger Consideration

At the effective time of the merger, each outstanding share of Quanex (other than any shares owned directly or indirectly by Quanex or Gerdau and those shares held by dissenting stockholders) will be converted into the right to receive $39.20 in cash, without interest.

In connection with the merger, Quanex stockholders will receive, pursuant to the spin-off of Quanex’s Building Products Group, one share of Quanex Building Products common stock for each share of Quanex common stock they own on the closing date of the merger.

Treatment of Quanex Stock Options and Restricted Stock Units

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable tax withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (a) $39.20 and (b) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

See “Interests of Certain Persons in the Merger” beginning on page 33 for a discussion of the treatment of restricted stock pursuant to the terms of the spin-off.

The Spin-Off

Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will receive an information statement describing their ownership of Quanex Building Products Corporation.

Material U.S. Federal Income Tax Consequences (page 29)

For U.S. federal income tax purposes, we will treat and report the spin-off and the merger as a single integrated transaction with respect to the Quanex stockholders in which the spin-off will be treated as a redemption of shares of Quanex common stock that qualifies for “exchange” treatment. Accordingly, with respect to each Quanex stockholder who is a citizen or resident of the United States and holds his shares of Quanex common stock as a capital asset (generally, assets held for investment), we expect that such a Quanex stockholder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex stockholder’s adjusted tax basis in his shares of Quanex common stock immediately prior to the spin-off. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex stockholder’s holding period in the shares of Quanex common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex common stock surrendered.

See “Material U.S. Federal Income Tax Consequences” beginning on page 29 for a detailed discussion of the U.S. federal income tax treatment of the spin-off and merger, including a discussion of possible alternative treatments.

Tax matters are very complicated and the tax consequences of the merger to any particular Quanex stockholder will depend on that stockholder’s particular situation. Quanex stockholders should consult with their own tax advisors to determine the specific tax consequences of the merger to them.

Recommendation of the Quanex Board of Directors (page 21)

The Quanex Board of Directors has unanimously determined that the merger is advisable and in your best interests and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby and any adjournment or postponement of the special meeting.

Opinion of Lazard Frères & Co. LLC — Financial Advisor to Quanex (page 21)

In connection with the proposed merger, Quanex’s financial advisor, Lazard Frères & Co. LLC, delivered to Quanex’s Board of Directors a written opinion, dated November 18, 2007, as to the fairness, from a financial point of view, to the holders of Quanex common stock of the merger consideration. The full text of Lazard’s written opinion is attached to this proxy statement as Annex B. We encourage you to read that opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken by Lazard in rendering its opinion. Lazard’s opinion was provided for the use and benefit of Quanex’s Board of Directors in connection with its evaluation of the merger and does not address the merits of the proposed merger or constitute a recommendation to any stockholder as to how he or she should vote on the merger or any matter relevant to the merger agreement. The opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be paid to holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties).

Interests of Quanex Directors and Executive Officers in the Merger (page 33)

When you consider the recommendation of Quanex’s Board of Directors that you vote for the approval and adoption of the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Quanex Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that Quanex stockholders vote to approve and adopt the merger agreement. At the close of business on the record date for the Quanex special meeting, directors and executive officers of Quanex and their affiliates will be entitled to vote approximately     % of the shares of Quanex common stock outstanding on that date.

Conditions to Completion of the Merger (page 44)

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	the approval of Quanex’s stockholders will have been obtained;

•	the waiting period applicable to the consummation of the merger under applicable antitrust laws will have expired or have terminated and any other approvals from governmental entities will have been obtained;

•	there is no judgment, injunction or other order in effect that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

•	the representations and warranties of the parties contained in the merger agreement will be true and correct as of the date of the merger agreement and as of the effective time of the merger in the manner described under the caption “The Merger Agreement — Conditions to Completion of the Merger”;

•	the parties will have performed in all material respects their respective obligations under the merger agreement at or prior to the closing date; and

•	with respect to the obligations of Gerdau and Gerdau Delaware only, the spin-off will have been effected by Quanex.

Regulatory Matters (page 26)

Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”), and specified waiting periods expire or are terminated. On November 30, 2007, Quanex and Gerdau submitted the notification filings to the FTC and the DOJ. The waiting period under the Hart-Scott-Rodino Act will expire on December 31, 2007, unless each party receives early termination of the waiting period before that time or unless the reviewing agency extends the period by requesting additional information.

A party or parties to a transaction may, but are not required to, submit to the Committee on Foreign Investment in the United States, which we refer to as CFIUS, in accordance with the regulations implementing Section 721 of the Defense Production Act of 1950, as amended, a voluntary notice of the transaction. Section 721 empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President of the United States, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than the International Emergency Economic Powers Act, do not provide adequate and appropriate authority to protect the national security. CFIUS has the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President of the United States to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

On          , 200 , the parties submitted a notice of the transaction to CFIUS. CFIUS has 30 calendar days from the date of submission to decide whether to initiate an investigation. If CFIUS declines to investigate, it sends a letter advising the parties that CFIUS has determined not to conduct an investigation and that CFIUS has concluded its review of the transaction, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction or, in the case of a completed transaction, seek a divestiture.

Although Quanex and Gerdau do not believe an investigation of, or recommendation to block, the merger by CFIUS is warranted under the standards of Section 721, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under Section 721.

Termination of the Merger Agreement (page 46)

Before the effective time of the merger, the merger agreement may be terminated by either party under certain circumstances specified in the merger agreement, including after a termination date of April 30, 2008, due to the breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement, under certain circumstances if the approval of Quanex’s stockholders is not obtained or if Quanex receives and accepts a superior proposal to the merger.

Non-Solicitation Provisions and Acquisition Proposals (page 41)

Subject to certain conditions, until the effective time of the merger, Quanex is not permitted to solicit or seek acquisition proposals, engage in any substantive discussions regarding such proposals, provide any information to third parties regarding such proposals, enter into any agreement relating to any such proposals or release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to any such proposals. However, under certain circumstances, if Quanex receives an unsolicited takeover proposal from a third party that Quanex’s Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, Quanex may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions set forth in the merger agreement.

Fees and Expenses (page 46)

If Quanex terminates the merger agreement, Quanex must pay to Gerdau, in certain circumstances set forth in the merger agreement, $50,190,000. Gerdau must pay Quanex a termination fee of $60 million if the merger agreement is terminated in certain circumstances set forth in the merger agreement following a second request made by the FTC or the DOJ under the Hart-Scott-Rodino Act.

Whether or not the merger is consummated, each of Gerdau, Gerdau Delaware and Quanex will bear its own fees and expenses in connection with the merger agreement.

Appraisal Rights (page 27)

Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your Quanex common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•	Send a written demand to Quanex for appraisal in compliance with the DGCL before the vote on the adoption of the merger agreement;

•	Not vote in favor of the adoption of the merger agreement; and

•	Continuously hold your Quanex common stock from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. In addition, Section 262 of the DGCL, which is the section of Delaware law regarding appraisal rights, is set forth in Annex C to this proxy statement.

Market Price of Our Common Stock (page 46)

Our shares of common stock are traded on the NYSE under the ticker symbol “NX.” On November 16, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $36.74 per share. On January   , 2008, the last trading day prior to the date of this proxy statement, the closing price of our common stock on the NYSE was $      per share. You are encouraged to obtain current market quotations for shares of our common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that is important to you. We urge you to read carefully this entire proxy statement, including the annexes and the other documents we refer to in this proxy statement.

About the Merger

Q1:	When and where is the Quanex special stockholder meeting?

A1:	The Quanex special stockholder meeting will take place on February , 2008, at :00 a.m., and will be held at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

Q2:	What will happen at the special meeting?

A2:	At the Quanex special meeting, Quanex stockholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. We cannot complete the merger unless, among other things, Quanex’s stockholders vote to approve and adopt the merger agreement.

Q3:	What am I voting on?

A3:	Quanex is proposing to merge with Gerdau Delaware, with Quanex becoming a wholly-owned subsidiary of Gerdau. Quanex stockholders are being asked to vote to approve and adopt the merger agreement. Quanex is also seeking your approval of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q4:	What will I receive in exchange for my Quanex shares?

A4:	Upon completion of the merger, you will receive $39.20 in cash, without interest, for each share of Quanex common stock that you own. The merger consideration is not subject to any adjustment.

In connection with the merger, Quanex stockholders will receive, pursuant to the spin-off of Quanex’s Building Products Group, one share of Quanex Building Products common stock for each share of Quanex common stock that they own on the record date of the spin-off, which will be the same date as the closing date of the merger.

Q5:	What will I receive in exchange for my options to purchase Quanex common stock and my restricted stock units?

A5:	At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. If you hold Quanex stock options, you will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger. If you hold Quanex restricted stock units, you will have the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

Q6:	What is the required vote to approve and authorize the merger?

A6:	Holders of a majority of the outstanding shares of Quanex common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of Quanex common stock present in person or by proxy at the special meeting and entitled to vote on the matter.

If a quorum is not present at the special meeting, the special meeting may be adjourned by the vote of a majority of the outstanding shares of Quanex common stock entitled to vote at the special meeting and present in person or by proxy.

Even if the votes set forth above are obtained at the special meeting, we cannot assure you that the merger will be completed, because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this proxy statement, including the completion of the spin-off.

Q7:	What happens if I do not vote?

A7:	Because the required vote of Quanex stockholders is based upon the number of outstanding shares of Quanex common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q8:	How does the Quanex Board of Directors recommend I vote?

A8:	The Board of Directors of Quanex unanimously recommends that Quanex’s stockholders vote “FOR” approval and adoption of the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement. The Board of Directors of Quanex believes the merger is advisable and in the best interests of Quanex and its stockholders.

Q9:	Do I have appraisal rights with respect to the merger?

A9:	Yes. Under Delaware law, a Quanex stockholder has the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of his or her shares of Quanex common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, a Quanex stockholder must strictly follow the procedures prescribed by Section 262 of the DGCL. See “The Merger — Appraisal Rights” beginning on page 27 of this proxy statement. In addition, the full text of the applicable provisions of Delaware law is included as Annex C to this proxy statement.

Q10:	When do you expect the merger to be completed?

A10:	We are working on completing the merger as quickly as possible. To complete the merger, we must obtain the approval of the Quanex stockholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the first calendar quarter of 2008. However, we cannot assure you when or if the merger will occur. See “The Merger Agreement — Conditions to the Merger” beginning on page 44 of this proxy statement. If the merger occurs, we will promptly make a public announcement of that fact.

Q11:	What will happen to my Quanex shares after completion of the merger?

A11:	Upon completion of the merger, your shares of Quanex common stock will be canceled and will represent only the right to receive $39.20 per share as the merger consideration (or the fair value of your Quanex common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Quanex common stock on the NYSE will cease and price quotations for shares of Quanex common stock will no longer be available.

In connection with the spin-off of Quanex’s Building Products Group, Quanex stockholders will also receive one share of Quanex Building Products common stock for each share of Quanex common stock that they own on the record date of the spin-off, which will be the same date as the closing date of the merger.

Q12:	How does the merger consideration compare to the market price of the shares of Quanex common stock?

A12:	The merger consideration is $39.20 per share of Quanex common stock, without interest. On November 16, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $36.74 per share. On January , 2008, the last trading day prior to the date of this proxy statement, the closing price of our common stock on the NYSE was $per share. In making this comparison, you should keep in mind that, as a result of the spin-off, you will also receive one share of Quanex Building Products common stock for each share of Quanex common stock that you hold on the record date for the spin-off, which will be the same date as the closing date of the merger.

Q13:	What happens if the merger is not completed?

A13:	Quanex will consider its options with respect to alternative transactions for the Building Products Group and the Vehicular Products Group and may still proceed with the spin-off of the Building Products Group.

About the Spin-Off

Q14:	What is the spin-off transaction being contemplated by Quanex?

A14:	Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will receive an information statement describing their ownership of Quanex Building Products Corporation.

About Voting at the Special Meeting

Q15:	Who is entitled to vote at the special meeting?

A15:	Holders of record of Quanex common stock at the close of business on January , 2008, which is the date Quanex’s Board of Directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q16:	What is a quorum?

A16:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Quanex special meeting is the holders of a majority of the issued and outstanding shares of Quanex common stock as of the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name” shares that are returned to Quanex but not voted will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q17:	How many shares can vote?

A17:	On the record date, Quanex had outstanding shares of common stock, which constitute Quanex’s only outstanding voting securities. Each Quanex stockholder is entitled to one vote on each proposal for each share of Quanex common stock held as of the record date.

Q18:	What do I need to do now?

A18:	After carefully reading and considering the information contained and referred to in this proxy statement, including its annexes, please authorize your shares of Quanex common stock to be voted by returning your completed, dated, and signed proxy card in the enclosed return envelope, or vote by telephone or Internet, as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificates with your proxy card. If you hold shares registered in the name of a broker, bank, or other nominee, that broker, bank, or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank, or other nominee how to vote the shares.

Q19:	May I vote in person?

A19:	Yes. You may attend the special meeting of Quanex’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank, or other nominee, you need to obtain a proxy from the broker, bank, or nominee authorizing you to vote your shares held in the broker’s, bank’s, or nominee’s name

Q20:	If my shares are held in “street name,” will my broker, bank, or other nominee vote my shares for me?

A20:	Yes, but your broker, bank, or other nominee may vote your shares of Quanex common stock only if you instruct your broker, bank, or other nominee how to vote. If you do not provide your broker, bank, or other nominee with instructions on how to vote your “street name” shares, your broker, bank, or other nominee will not be permitted to vote them on the merger. You should follow the directions your broker, bank, or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank, or other nominee to see if it offers telephone or Internet voting.

Q21:	May I change my vote?

A21:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your Quanex common stock is registered in your own name, you can do this in one of three ways.

• First, you can deliver to Quanex, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of Kevin P. Delaney, Secretary, Quanex Corporation, 1900 West Loop South, Suite 1500, Houston, Texas 77027, to arrive by the close of business on February   , 2008.

• Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on February   , 2008. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked. If you vote electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

• Third, you can attend the Quanex special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the special meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

If you have instructed a broker, bank or nominee to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q22:	How will the proxies vote on any other business brought up at the special meetings?

A22:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date, and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposal. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at the special meeting.

The Quanex Board of Directors does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q23:	What is a broker non-vote?

A23:	A “broker non-vote” occurs when a bank, broker, or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q24:	Will broker non-votes or abstentions affect the results?

A24:	Yes. Broker non-votes or abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker, or nominee how to vote your shares for those proposals on which you are entitled to vote.

Q25:	What happens if I choose not to submit a proxy or to vote?

A25:	If you do not submit a proxy or vote at the Quanex special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitations of proxies.

Q26:	Why is it important for me to vote?

A26:	We cannot complete the merger without holders of a majority of the outstanding Quanex common stock present in person or by proxy at the special meeting voting in favor of the approval and adoption of the merger agreement.

Q27:	What happens if I sell my shares of Quanex common stock before the special meeting?

A27:	The record date for the special meeting is January , 2008, which is earlier than the date of the special meeting. If you hold your shares of Quanex common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of Quanex common stock after the record date but prior to the date on which the merger is completed, you will continue to have the right to vote at the special meeting but you will lose the right to receive the merger consideration for shares of Quanex common stock. The right to receive the merger consideration will pass to the person who owns your shares of Quanex common stock when the merger is completed.

General

Q28:	Should I send in my Quanex stock certificates now?

A28:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration.

Q29:	What does it mean if I get more than one proxy card?

A29:	Your shares of Quanex common stock are probably registered in more than one account. You should vote each proxy card you receive.

Q30:	Where can I find more information about the special meeting, the merger or Quanex?

A30:	You can find more information about Quanex in its filings with the Securities and Exchange Commission and the NYSE. If you have any questions about the special meeting, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Quanex at the address or phone number below. If your broker holds your shares, you can also call your broker for additional information.

Quanex Corporation 1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600 Attn: Kevin P. Delaney

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This proxy statement is being furnished to Quanex stockholders by Quanex’s Board of Directors in connection with the solicitation of proxies from the holders of Quanex common stock for use at the special meeting of Quanex stockholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of stockholders of Quanex will be held on February   , 2008 at :00 a.m., at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

Matters to Be Considered

At the special meeting, Quanex stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

At this time, the Quanex Board of Directors is unaware of any matters, other than those set forth above, that it expects to properly come before the special meeting.

Stockholders Entitled to Vote

The close of business on January   , 2008 has been fixed by Quanex’s Board as the record date for the determination of those holders of Quanex common stock who are entitled to notice of, and to vote at, the special meeting and on any adjournments or postponements thereof. At the close of business on the record date, there were           shares of Quanex common stock outstanding and entitled to vote, held by approximately           holders of record. A list of the stockholders of record entitled to vote at the special meeting will be available for examination by Quanex stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting Quanex’s Secretary at 1900 West Loop South, Suite 1500, Houston, Texas 77027.

Quorum and Required Vote

Each holder of record of Quanex common stock as of the record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Quanex common stock outstanding as of the record date constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the shares of Quanex common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.

As of the record date for the special meeting, directors and executive officers of Quanex and their affiliates beneficially owned an aggregate of      shares of Quanex common stock entitled to vote at the special meeting. These shares represent approximately     % of the Quanex common stock outstanding and entitled to vote as of the record date.

As of the record date, Gerdau and its directors, executive officers, and their affiliates owned none of the outstanding shares of Quanex common stock.

How Shares Will Be Voted at the Special Meeting

All shares of Quanex common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If you hold shares of Quanex common stock in “street name” through a bank, broker, or other nominee, the bank, broker, or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your bank, broker, or nominee as to how you want your shares voted, your bank, broker, or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Record holders may cause their shares of Quanex common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Quanex common stock as described above as promptly as possible. You can always change your vote at the special meeting. If you properly submit your proxy card or your voting instructions as described above, one of the individuals named as your proxy will vote your shares of Quanex common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

If you hold shares of Quanex common stock through a broker, bank, or other nominee, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker, or other nominee, or, in other words, in “street name” and you do not instruct your bank, broker, or other nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on February   , 2008. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker, or other nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:

•	completing, signing, and timely submitting a new proxy to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on February , 2008; the latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	notifying Quanex’s Secretary at 1900 West Loop South, Suite 1500, Houston, Texas 77027, Attn: Kevin P. Delaney, in writing, by the close of business on February , 2008, that you have revoked your earlier proxy; or

•	voting in person at the special meeting.

Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.

If you hold shares of Quanex common stock through a bank, broker or other nominee and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that firm’s procedures.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers, and employees of Quanex may solicit proxies for the special meeting from Quanex stockholders personally or by telephone, facsimile, and other electronic means without compensation other than reimbursement for their actual expenses.

Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Quanex common stock held of record by those persons, and Quanex will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Quanex has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate.

Recommendation of the Quanex Board of Directors

The Quanex Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Quanex Board of Directors determined that the merger is advisable and in the best interests of Quanex and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement. See “The Merger — Quanex’s Reasons for the Merger” beginning on page 20 and “The Merger — Recommendation of the Quanex Board of Directors” beginning on page 21 for a more detailed discussion of the recommendation of the Quanex Board of Directors.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present a form of personal identification and proof of ownership. If you are a beneficial owner of shares of Quanex common stock that is held by a bank, broker, or other nominee, you will need proof of such beneficial ownership of such shares to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

PLEASE DO NOT SEND IN ANY QUANEX COMMON STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions from the exchange agent informing you how to surrender your stock certificates to receive the merger consideration.

Adjournment and Postponements

The special meeting may be adjourned from time to time, to reconvene at the same or some other place, by approval of the holders of shares of Quanex common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting, so long as the new time and place for the special meeting are announced at that time. If the adjournment is for more than thirty days, or if after the adjournment a new record date is determined for the adjourned special meeting, a notice of the adjourned special meeting must be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the Quanex special meeting, holders of shares of Quanex common stock may be asked to vote on a proposal to adjourn or postpone the Quanex special meeting to solicit additional proxies. If a quorum is not present at the Quanex special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at the Quanex special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of shares of Quanex common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

Appraisal Rights

Under Delaware law, if you do not vote in favor of adopting the merger agreement, you will have the right to have the “fair value” of your shares of our common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation in lieu of receiving the merger consideration, but only if you comply with all requirements of Delaware law, which are summarized in this proxy statement. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than, or the same as, the $39.20 per share you would have received under the merger agreement. If you intend to exercise appraisal rights, among other things, you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on adopting the merger agreement at the special meeting;

•	not vote for the proposal to adopt the merger agreement; and

•	continuously hold your shares of our common stock from the date you make the demand for appraisal through the effective date of the merger.

If you vote for the proposal to adopt the merger agreement, you will waive your rights to seek appraisal of your shares of our common stock under Delaware law. Also, merely voting against or abstaining with respect to the proposal to adopt the merger agreement will not protect your rights to an appraisal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. Delaware law requirements for exercising appraisal rights are described in further detail in “Appraisal Rights” beginning on page 27 and the relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this proxy statement are “forward-looking” statements as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words “expect,” “believe,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address future operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume, sales, operating income and earnings per share, and statements expressing a general outlook about future operating results, are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Quanex’s historical experience and our present projections or expectations. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. Quanex undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors exist that could cause Quanex’s actual results to differ materially from the expected results described in or underlying Quanex’s forward-looking statements. Such factors include domestic and international economic activity, prevailing prices of steel and aluminum scrap and other raw material costs, the rate of change in prices for steel and aluminum scrap, energy costs, interest rates, construction delays, market conditions, particularly in the vehicular, home building and remodeling markets, any material changes in purchases by Quanex’s principal customers, labor supply and relations, environmental regulations, changes in estimates of costs for known environmental remediation projects and situations, world-wide political stability and economic growth, Quanex’s successful implementation of its internal operating plans, acquisition strategies and integration, performance issues with key customers, suppliers and subcontractors, and regulatory changes and legal proceedings. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved. All written and verbal forward-looking statements attributable to Quanex or persons acting on its behalf are expressly qualified in their entirety by such factors.

THE SPIN-OFF

Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will receive an information statement describing their ownership of Quanex Building Products Corporation.

THE MERGER

General

Quanex’s Board of Directors is using this document to solicit proxies from the holders of Quanex common stock for use at the Quanex special meeting, at which holders of Quanex common stock will be asked to vote upon approval and adoption of the merger agreement.

The Board of Directors of Quanex has unanimously approved the merger agreement providing for the merger of Gerdau Delaware with and into Quanex. Upon the completion of the merger, the separate corporate existence of Gerdau Delaware will terminate and Quanex will be a wholly-owned subsidiary of Gerdau. Subject to the satisfaction or waiver of the conditions to closing of the merger, including the completion of the spin-off, we expect to complete the merger in the first calendar quarter of 2008.

Background of the Merger

Since early 2006 the management and Board of Directors of Quanex had been debating and exploring the merits of alternative strategies involving the separation of its Building Products Group from its Vehicular Products Group. Ultimately, management and the Board of Directors determined that each Group would be better positioned to grow separate from each other and would receive a better valuation in the marketplace and, as a result, would deliver enhanced value to stockholders.

In July 2006, Quanex began active discussions with its financial and legal advisors regarding a potential tax free spin-off of the Building Products Group as an initial step towards delivering value to stockholders, given Quanex’s relatively low market valuation compared to other public companies active in the building products sector. At a meeting of the Quanex Board of Directors held in October 2006, Lazard presented several scenarios to the Board for realizing the potential values of the Building Products Group and the Vehicular Products Group as two separate companies. A reverse Morris trust transaction was introduced as an alternative method to achieve a tax free separation of the two Groups.

In October 2006, a potential candidate was identified for a reverse Morris trust transaction involving Quanex’s Building Products Group given the company’s size and business composition. From October 2006 through February 2007, Quanex and management of this company exchanged high-level business and financial information and held numerous discussions regarding the potential merits of a reverse Morris trust transaction. At a Quanex Board of Directors meeting held in February 2007, this transaction was presented to the Board and a special committee of the Board was formed to monitor the progress of the potential transaction. During March 2007 and April 2007, the two companies conducted formal due diligence, including numerous site visits, management presentations and the negotiation of merger terms. Quanex and this company, however, were unable to reach agreement on certain key issues and negotiations were ultimately terminated.

On May 4, 2007, Quanex’s Board of Directors met with Lazard to review Quanex’s strategic alternatives. At that meeting, it was concluded that the value of the Vehicular Products Group would be enhanced under an alternative growth strategy that might be best achieved through a strategic combination with a larger, more diversified steel company. Given that such a strategy was unlikely to include a combination of the Vehicular Products Group and the Building Products Group, the Board of Directors approved senior management’s formally exploring separation alternatives for the Building Products Group, including the potential sale or spin-off of the division.

On May 16, 2007, Quanex publicly announced the strategic review of the Building Products Group. Lazard commenced a sale process for the Building Products Group on May 17, 2007. In total, 72 prospective strategic and financial buyers were contacted, 36 confidentiality agreements were signed and 36 confidential information memoranda were distributed. On July 11, 2007, 11 preliminary indications of interest were received from prospective financial buyers for the Building Products Group

On July 14, 2007, Quanex’s Board met with Lazard and approved five parties to be invited to conduct detailed due diligence on the Building Products Group, to include site visits, management presentations and access to an electronic data room. At this meeting the Board of Directors also gave Lazard approval to begin contacting a targeted list of potential strategic buyers for the Vehicular Products Group to solicit preliminary indications of interest. Lazard contacted 19 parties regarding the Vehicular Products Group, from which eight confidentiality agreements were signed and eight confidential information packages were distributed.

In early August 2007, two of the bidders for the Building Products Group elected not to continue with that process, citing deteriorating U.S. credit market conditions. The remaining three bidders attended management presentations in early August, but significantly reduced or retracted their preliminary indications of interest, also citing deteriorating U.S. credit market conditions. During this period the U.S. new home construction market also began to rapidly deteriorate, which significantly reduced management’s confidence that an attractive sale price could be secured for the Building Products Group.

On August 28, 2007, the Quanex Board of Directors met with Lazard and discussed the merits of a taxable spin-off of the Building Products Group as a means to facilitate the continuation of the sales process for the Vehicular Products Group.

On September 10, 2007, five preliminary indications of interest were received for the Vehicular Products Group ranging from $1,000 million to $1,300 million in enterprise value. All five parties were invited to a second round of due diligence, which included management presentations in Houston, Texas, and access to an electronic data room.

On October 12, 2007, the remaining bidders were provided with draft forms of the merger agreement and the spin-off related agreements for their review. Bidders were instructed to submit their second round offers on a per share basis for Quanex, subject to the separation of the Building Products Group through a taxable spin-off, assuming a certain level of net financial debt and other corporate adjustments.

On October 24, 2007, three parties submitted non-binding, all cash offers for Quanex. These offers ranged from $19.20 to $32.61 per share, representing $919 million to $1,418 million in enterprise value. In addition, one other offer was submitted under an alternative transaction structure.

On October 28, 2007, the Quanex Board met with Lazard to discuss the various offers received and to review the merits of the alternative transaction structure. After review, the Board of Directors instructed Lazard to invite Gerdau and another company to proceed with a third and final round of confirmatory due diligence and final contract negotiations. In addition, the Board of Directors instructed Lazard to determine whether the company that submitted the alternative transaction structure would be prepared to submit an offer on an all cash basis similar to the other offers received. This company declined to proceed on that basis soon thereafter. The Board of Directors also reviewed the merits of a spin-off transaction involving the Building Products Group and decided that Quanex should proceed with a taxable spin-off of the Building Products Group to Quanex stockholders immediately prior to the closing of any transaction involving the Vehicular Products Group.

From October 29, 2007 to November 16, 2007, representatives of Quanex and Quanex’s legal advisors continued to negotiate the terms of the merger agreement, the spin-off related agreements and the associated schedules to those agreements with the two remaining bidders. At the same time, both remaining bidders conducted extensive additional due diligence through written questions responded to by Quanex management and telephone conferences attended by representatives of the bidders, their legal counsel, accountants and financial advisers and Quanex’s management, legal counsel, accountants and financial advisers. Both bidders were also provided with the opportunity to visit several of the facilities of the Vehicular Products Group in Lansing, Michigan, Jackson, Michigan, Monroe, Michigan, and Ft. Smith, Arkansas.

On the evening of November 16, 2007, Gerdau and the second bidder submitted their final bids to Quanex together with the forms of agreements they would be willing to enter into with Quanex. Gerdau presented a bid of $40.02 per share of outstanding Quanex common stock, or $1,673 million in enterprise value. The second bidder presented a bid of $38.67 per share of outstanding Quanex common stock, or $1,623 million in enterprise value. That night and into the next morning Lazard evaluated the financial impact of the bids while Quanex’s legal counsel evaluated the draft documents provided with the bids.

On November 17, 2007, attorneys for Quanex and Gerdau continued negotiating certain provisions of the agreements. In addition, Lazard representatives held conversations with representatives of the second bidder regarding certain commercial positions that the bidder was proposing in its form of agreements that varied from Quanex’s expectations for the agreements.

To facilitate the bidding process, Quanex advised the bidders to make their bids based on the assumption that Quanex, not the Building Products Group, would remain liable for Quanex’s convertible notes and certain expenses of the transaction, including expenses dependent on Quanex’s share price such as the cost of employee stock options, restricted stock and restricted stock units and change-in-control obligations, in a stated amount. Pursuant to the agreements between Quanex and the Building Products Group, if the actual amount, as determined by Quanex’s share price at closing, exceeded the stated amount, the Building Products Group would reimburse Quanex, and if the actual amount was less than the stated amount, Quanex would pay the Building Products Group the difference. Based on the enterprise values reflected in the two final bids, management of Quanex believed that the stated amount underestimated the actual cost of these liabilities and therefore would require the Building Products Group to make a payment to Quanex. To avoid this result, Quanex instructed Gerdau to mathematically adjust its bid to reflect a higher stated amount which would result in it acquiring Quanex with a larger liability. This mathematical adjustment changed the Gerdau bid to $39.20 per share of outstanding Quanex common stock but that bid, with assumed liabilities, continued to reflect an enterprise value of $1,673 million.

On the morning of November 18, 2007, at a telephonic special meeting of the Quanex Board of Directors, the Board met to discuss the two bids that had been submitted and the status of negotiations regarding the respective sets of agreements with both bidders. Raymond Jean and other members of senior management of Quanex discussed certain aspects of both bids and the progress that had been made with Gerdau both in the amount of their bid and the status of the transaction agreements. Also, representatives of Lazard presented an overview of the financial aspects of the proposed merger. At the meeting, Lazard delivered its oral opinion to the Quanex Board of Directors followed by delivery of its written opinion, dated November 18, 2007, as described under “— Opinion of Lazard Frères & Co. LLC — Quanex’s Financial Advisor,” to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered and limitations described in the opinion, the consideration to be paid in the merger to holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties) was fair to such holders from a financial point of view. The Board approved the merger agreement and authorized the Company to enter into the merger agreement with Gerdau and, contingent upon completion of the merger, approved the distribution of Quanex Building Products to Quanex’s stockholders.

On November 18, 2007, representatives of the Company and Gerdau executed and delivered the merger agreement.

Quanex’s Reasons for the Merger

Following a review and discussion of all relevant information regarding the merger, Quanex’s Board of Directors determined that the merger is in the best interests of Quanex and its stockholders. In reaching their conclusion, the members of Quanex’s Board of Directors relied on their personal knowledge of Quanex and the served industries of its operating groups, and the advice of management and Quanex’s legal and financial advisors. The Quanex Board considered numerous factors in favor of the merger agreement, including, among other things, the following:

•	Separating the Building Products Group from the Vehicular Products Group Enhances Stockholder Value. Separating the groups will better enable each group to reach its full potential. Management did not see the Vehicular Products Group as a consolidator in the steel industry and believes it would be disadvantaged over time in servicing its increasingly global vehicular customers. The ongoing steel consolidation trend, where company size and geographic location can make a competitive difference, is expected to continue. With respect to the Building Products Group, management and the Quanex Board believe it should be managed under an “invest for growth” strategy and that there are rapid growth opportunities, both organically (particularly as the housing sector rebounds), through new product introduction, and through an acquisition program. Management and the Board also believe the focus on the Building Products Group will permit more corporate vigor and a new level of creativity to be applied to stimulate profitable growth in this sector business.

•	Creating Stockholder Value With Respect to Quanex’s Vehicular Products Group. The cash to be paid to stockholders, per the terms of the merger agreement, represent a fair value in exchange for the assets and liabilities being assumed by Gerdau. Recent consolidation activity in the market has created enhanced value for a well-positioned business like the Vehicular Products Group. However, it has also created future uncertainty with the potential addition of much larger competitors. As a result, the Board believes that at present there is an unusual opportunity to realize capitalized value for the Quanex stockholders. This view is supported by the fact that the earnings multiple represented by the enterprise value implicit in the total consideration is equal to or higher than multiples paid for similarly situated steel companies in recent years.

•	Opportunity to Raise Equity Market Valuation. Over the past decade, the current Quanex portfolio of companies has not been rewarded in the equities markets with strong valuation metrics. Equity analysts and institutional investment managers often specialize in specific economic sectors. Because of its unique combination of specialty steel bar mills serving primarily automotive applications, positioned alongside building products businesses serving primarily residential, new home and remodeling markets, Quanex has not neatly fallen into any one investment category, nor has it been classified as a diversified industrial. In addition, Quanex shares have traditionally traded at earnings multiples more in line with steel companies rather than the higher multiples typically associated with building products manufacturers. Management and the Board believe that a separately traded Building Products Group may trade at a higher multiple.

The Quanex Board therefore concluded that the merger and the spin-off present an opportunity to maximize the cash value of the Vehicular Products Group under favorable circumstances while giving our stockholders the opportunity to participate in a pure play building products business with greater growth and market pricing potential.

Recommendation of the Quanex Board of Directors

After careful consideration of the matters discussed above, the Quanex Board of Directors concluded that the proposed merger is advisable and in the best interests of the stockholders of Quanex.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF QUANEX HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF QUANEX AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT QUANEX’S STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Lazard Frères & Co. LLC — Quanex’s Financial Advisor

Under an engagement letter dated as of October 21, 2006, as amended and restated as of March 16, 2007, Quanex retained Lazard to act as its investment banker in connection with certain potential transactions involving Quanex and its businesses. As part of that engagement, the Board of Directors of Quanex requested that Lazard evaluate the fairness to the holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties), from a financial point of view, of the consideration to be received by such holders in the merger. On November, 18, 2007, Lazard rendered its opinion to Quanex’s Board of Directors that, as of that date, and subject to certain assumptions, limitations, factors and qualifications set forth therein, the merger consideration of $39.20 per share in cash to be received by each holder of shares of Company common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau

Delaware, and in each case not held on behalf of third parties)in the merger was fair to such holders from a financial point of view.

The full text of the Lazard opinion, which was approved by Lazard’s opinion committee and which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Lazard’s opinion carefully in its entirety.

In connection with rendering its opinion, Lazard:

(i) reviewed the financial terms and conditions of the draft, dated November 18, 2007, of the merger agreement;

(ii) analyzed certain publicly available historical business and financial information relating to Quanex;

(iii) reviewed various financial forecasts and other data provided to Lazard by the management of Quanex relating to the business and prospects of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(iv) held discussions with members of the senior management of Quanex with respect to the business and prospects of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(v) reviewed public information with respect to certain other companies in lines of business Lazard believes to be generally comparable to the business of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(vi) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believes to be generally comparable to the business of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(vii) reviewed the historical stock prices and trading volumes of Quanex’s common stock; and

(viii) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of (and did not independently verify) such information or any independent valuation or appraisal of any of the assets or liabilities of Quanex or concerning the solvency or fair value of Quanex. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quanex as to the future financial performance of Quanex. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the merger agreement would be identical in all material respects to the draft merger agreement reviewed by Lazard and that the merger would be consummated on the terms described in the merger agreement without any waiver or modification of any material terms or conditions. Lazard further assumed that obtaining the necessary regulatory approvals and contractual consents for the merger and the disposition of the Building Products Group would not have an adverse effect on Quanex or the merger. In addition, Lazard assumed the representations and warranties contained in the merger agreement and all agreements related thereto were true and correct in all material respects. Lazard did not express any opinion as to any tax or other consequences that might result from the merger or the disposition of the Building Products Group, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Quanex obtained such advice it deemed necessary from qualified professionals. In addition, Lazard did not express any opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of Quanex’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be paid to Quanex’s public stockholders or otherwise.

In rendering the Lazard opinion, Lazard further assumed that the stockholders of Quanex prior to the consummation of the merger (and not the owners of Quanex after giving effect to the merger) will either own or be entitled to receive the proceeds of the disposition of Quanex’s Building Products Group. Lazard expressed no opinion as to the value of Quanex’s Building Products Group or as to the fairness or any other aspect of the disposition of Quanex’s Building Products Group.

Lazard’s opinion was for the benefit of the Board of Directors in connection with its consideration of the merger and only addressed the fairness to the holders of shares of common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties) of the merger consideration to be paid to such holders in the merger from a financial point of view as of the date of the Lazard opinion. Lazard’s written opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Quanex or the underlying decision by Quanex to engage in the merger, and was not intended to and does not constitute a recommendation to Quanex’s stockholders as to how such stockholders should vote with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. Lazard expressed no opinion as to the price at which shares of Quanex’s common stock may trade at any time subsequent to the announcement of the merger. The following is only a summary of the Lazard opinion. You are urged to read the entire Lazard opinion.

The following is a summary of the material financial analyses that Lazard performed in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

For purposes of its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Quanex. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Quanex, either before or after giving effect to the disposition of the Building Products Group, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Financial Analyses

Discounted Cash Flow Analysis.  Based on the base case and downside case projections provided to Lazard by Quanex, Lazard performed a discounted cash flow analysis of Quanex to calculate the estimated present value of the standalone, unlevered, after-tax free cash flow that Quanex, after giving effect to the disposition of the Building Products Group, could generate during the fiscal years ended October 31, 2008 through October 31, 2011. Lazard calculated estimated terminal values for Quanex, after giving effect to the disposition of the Building Products Group, by applying a range of multiples of 5.0x to 6.0x to Quanex’s fiscal year ended October 31, 2011 base case and downside case estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The standalone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 11.25% to 12.75%, which were based on the weighted average cost of capital of a selected group of global steel producers. Based on this analysis, Lazard calculated an implied enterprise value range for Quanex of approximately $915 million to $1,080 million in the base case and $720 million to $840 million in the downside case. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

Comparable Company Analysis.  Lazard reviewed and analyzed selected public companies in the steel industry that it viewed as reasonably comparable to Quanex, after giving effect to the disposition of the Building Products Group. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected companies and compared that information to the corresponding information for Quanex, after giving effect to the disposition of the Building Products Group, based on the forecasts of management of Quanex. Specifically, Lazard compared Quanex, after giving effect to the disposition of the Building Products Group, to the following five public companies in the steel industry:

•	The Timken Company;

•	Steel Dynamics, Inc.;

•	Nucor Corporation;

•	Commercial Metals Company; and

•	Gerdau Ameristeel Corporation.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such company’s estimated EBITDA, for calendar year 2008, and each comparable company’s closing stock price on November 16, 2007, as a multiple of such comparable company’s estimated earnings per share, referred to as EPS, for calendar year 2008.

Lazard calculated the following multiples for the above comparable companies:

			November 16, 2007
	Enterprise Value/EBITDA		Closing Stock Price/EPS
	CY 2008E		CY 2008E

Low	4.8	x	7.3	x
Mean	5.3	x	9.2	x
High	5.8	x	10.6	x

Based on the foregoing, Lazard applied EBITDA multiples of 5.0x to 6.0x to Quanex’s calendar year 2008 estimated EBITDA, after giving effect to the disposition of the Building Products Group, provided by Quanex’s management, and determined an implied enterprise value range of $970 million to $1,165 million.

Comparable Transactions Analysis.  Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the steel industry. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for Quanex, after giving effect to the disposition of the Building Products Group. Specifically, Lazard reviewed 14 merger and acquisition transactions since November 2005 involving companies in the steel industry for which sufficient public information was available. Lazard reviewed, among other things, the transaction value of each acquired company implied by the transaction as a multiple of the acquired company’s EBITDA for the last twelve months, or LTM, prior to the public announcement of the transaction.

The precedent transactions were (listed by acquirer followed by the acquired company and the date the transaction was publicly announced):

Acquirer	Target Company	Announcement Date

United States Steel Corporation	Stelco Inc.	8/26/2007
Gerdau Ameristeel Corporation	Chaparral Steel Company	7/3/2007
SSAB Svenskt Stal AB	IPSCO Inc.	5/3/2007
Ternium S.A.	Grupo Imsa, S.A.B. de C.V.	4/30/2007
Essar Steel Limited	Algoma Steel Corporation	4/15/2007
United States Steel Corporation	Lone Star Technologies, Inc.	3/29/2007
Nucor Corporation	Harris Steel Group Inc.	1/2/2007
Evraz Group S.A.	Oregon Steel Mills, Inc.	11/20/2006
IPSCO Inc.	NS Group Inc.	9/11/2006
KNIA Holdings, Inc.	Niagara Corporation	7/19/2006
Mittal Steel Company N.V.	Arcelor S.A.	6/25/2006
Tenaris S.A.	Maverick Tube Corporation	6/12/2006
Black Diamond Capital Management, L.L.C.	Bayou Steel Corporation	3/17/2006
Arcelor S.A.	Dofasco Inc.	11/23/2005

Lazard calculated the following multiple for the above selected transactions used in its analysis:

	Transaction Value as a
	Multiple of LTM
	EBITDA

Low	3.8	x
Mean	7.5	x
Median	7.5	x
High	9.9	x

Based on the foregoing, Lazard applied LTM EBITDA multiples of 7.0x to 8.9x to Quanex’s LTM EBITDA as provided by Quanex’s management, and determined an implied enterprise value range of $1,130 million to $1,430 million.

Miscellaneous

In connection with Lazard’s services as investment banker to Quanex, Quanex agreed to pay Lazard a fee of 0.7% of the aggregate transaction consideration, or $11.7 million, a substantial portion of which is payable upon consummation of the merger. Lazard will also be entitled to receive a separate fee in connection with the disposition of Quanex’s Building Products Group. Lazard and Quanex have agreed that if the disposition of the buildings products business is accomplished through a spin-off, split-off or similar transaction, and Lazard serves as the resulting entity’s investment banker in connection with a subsequent sale, merger, consolidation or business combination transaction, within 18 months following the disposition, a portion of the fee to be paid to Lazard in connection with Quanex’s disposition of the Building Products Group will be credited against the fee payable to Lazard by the resulting entity in such second stage transaction. The Company has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of Quanex and/or the securities of Gerdau for their own accounts and for the accounts of their customers and, accordingly, may at any time hold for a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to Quanex because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the businesses of Quanex.

The opinion of Lazard was one of many factors taken into consideration by Quanex’s Board of Directors. Consequently, the analyses described above should not be viewed as determinative of the opinion of Quanex’s Board of Directors with respect to the merger consideration or of whether Quanex’s Board of Directors would have been willing to recommend a merger transaction with different merger consideration. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of Quanex.

Regulatory Matters

The merger is subject to review by the DOJ and the FTC under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act, and the rules promulgated under it by the FTC, prevent transactions, such as the merger, from being completed until required information and materials are furnished to the DOJ and the FTC and certain waiting periods are terminated or expire. The initial waiting period is 30 days after both parties have filed the applicable notifications, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, referred to as a second request. On November 30, 2007, the parties submitted the notification filings with the DOJ and the FTC. The waiting period under the Hart-Scott-Rodino Act will expire on December 31, 2007, unless each party receives early termination of the waiting period before that time.

The DOJ, the FTC and others may also challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, the DOJ, the FTC or another regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

A party or parties to a transaction may, but are not required to, submit to the Committee on Foreign Investment in the United States, which we refer to as CFIUS, in accordance with the regulations implementing Section 721 of the Defense Production Act of 1950, as amended, a voluntary notice of the transaction. Section 721 empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President of the United States, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than the International Emergency Economic Powers Act, do not provide adequate and appropriate authority to protect the national security. CFIUS has the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President of the United States to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

On             , 200 , the parties submitted a notice of the transaction to CFIUS. CFIUS has 30 calendar days from the date of submission to decide whether to initiate an investigation. If CFIUS declines to investigate, it sends a letter advising the parties that CFIUS has determined not to conduct an investigation and that CFIUS has concluded its review of the transaction, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the

United States, who must then decide within 15 calendar days whether to block the transaction or, in the case of a completed transaction, seek a divestiture.

Although Quanex and Gerdau do not believe an investigation of, or recommendation to block, the merger by CFIUS is warranted under the standards of Section 721, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under Section 721.

Other than as we describe in this document, the approval of any other U.S. federal or state agency or any foreign agency is not a condition to completion of the transaction.

Appraisal Rights

Under the DGCL, any Quanex stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Quanex common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Quanex common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this proxy statement will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Quanex common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Quanex common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Quanex common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those shares of Quanex common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of those shares of Quanex common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any Quanex stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of shares of Quanex common stock wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Quanex prior to the vote on the merger agreement at the Quanex special meeting, a written demand for appraisal of his or her shares of Quanex common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Quanex of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of shares of Quanex common stock wishing to exercise his or her appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares until the consummation of the merger. Accordingly, a holder of shares of Quanex common stock who is the record holder of shares of Quanex common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to consummation of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Quanex common stock is entitled to assert appraisal rights for the Quanex shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the shares of Quanex common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Quanex common stock are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds shares of Quanex common stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares of Quanex common stock held for one or more beneficial owners while not exercising appraisal rights with respect to shares of Quanex common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Quanex common stock as to which appraisal is sought. When no number of shares of Quanex common stock is expressly mentioned, the demand will be presumed to cover all shares of Quanex common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO QUANEX CORPORATION, 1900 WEST LOOP SOUTH, SUITE 1500, HOUSTON, TEXAS 77027, ATTENTION: SECRETARY.

Within ten days after the effective time of the merger, Gerdau will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, Gerdau or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Quanex common stock held by those stockholders. None of Gerdau, Gerdau Delaware or Quanex is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Quanex shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Quanex stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Gerdau a statement setting forth the aggregate number of shares of Quanex common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares of Quanex common stock. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by Gerdau.

If a petition for an appraisal is filed timely, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Quanex shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Quanex shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Quanex common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose shares of Quanex common stock have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Quanex common stock entitled to appraisal.

Any holder of shares of Quanex common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares of Quanex common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Quanex common stock (except dividends or other distributions payable to holders of record of shares of Quanex common stock as of a record date prior to the effective time of the merger).

If any stockholder who properly demands appraisal of his or her shares of Quanex common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the shares of Quanex common stock of that stockholder will be converted into the right to receive the merger consideration receivable with respect to these shares of Quanex common stock in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Quanex or Gerdau, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Quanex stockholder will be entitled to receive the merger consideration receivable with respect to his or her shares of Quanex common stock in accordance with the merger agreement.

Delisting and Deregistration of Quanex Common Stock

If the merger is completed, the shares of Quanex common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

We expect that the merger will be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values following Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, Business Combinations.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the spin off and the merger that may be relevant to Quanex stockholders who hold shares of Quanex common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is addressed only to those Quanex stockholders who exchange shares of Quanex common stock for cash in the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Quanex stockholders in light of their particular circumstances or to Quanex stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold Quanex shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of Quanex common stock and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired shares of Quanex common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

We have not sought nor obtained an opinion of counsel or any advance tax ruling from the IRS regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a Quanex stockholder would ultimately prevail in a final determination by a court. Quanex stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the spin-off and the merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Quanex common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Quanex stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the spin-off and the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE SPIN OFF AND THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE SPIN OFF AND THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Spin-Off and the Merger to Quanex Stockholders

Quanex believes, and the parties to the merger agreement intend, that for U.S. federal income tax purposes the spin-off and the merger will constitute a single integrated transaction with respect to the Quanex stockholders in which the spin-off will be treated as a redemption of shares of Quanex common stock in connection with the complete termination of Quanex stockholders interests in Quanex. Quanex will treat and report the spin-off and the merger in a manner consistent with such characterization. Under such characterization, Quanex stockholders should generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex stockholder’s adjusted tax basis in his shares of Quanex common stock immediately prior to the spin-off.

The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex stockholder’s holding period in the shares of Quanex common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex common stock surrendered. Each Quanex stockholder is urged to consult his tax advisor regarding the manner in which gain or loss should be calculated as a result of the spin-off and the merger.

Although Quanex believes the foregoing treatment correctly characterizes the transaction for U.S. federal income tax purposes, there is no direct authority on point, and the IRS could challenge the treatment of the spin-off and the merger as a single integrated transaction for U.S. federal income tax purposes. Such a challenge, if successful, could result in Quanex stockholders being treated as receiving a “dividend” distribution in the spin-off in respect of their shares of Quanex common stock and as selling, in a separate transaction, their shares of Quanex common stock in the merger immediately after the spin-off. Under such characterization, the fair market value of the property treated as received by a Quanex stockholder in the spin-off would generally (i) be treated as a dividend to the Quanex stockholder to the extent of our current or accumulated earnings and profits, (ii) to the extent such amount exceeded our earnings and profits, it would be applied to reduce, but not below zero, each Quanex stockholder’s adjusted basis in such Quanex stockholder’s shares of Quanex common stock, and (iii) to the extent such amount exceeded the sum of the amounts described in (i) and (ii), would be taxable as capital gain to each Quanex stockholder. It is not clear whether corporations would be entitled to a “dividends received deduction” or whether individuals would be entitled to preferential rates with respect “qualified dividend income.” In the merger, each Quanex stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such Quanex stockholder’s adjusted basis in the shares of Quanex common stock immediately prior to the merger, taking into account the effect of the spin-off on such adjusted basis as described above. Quanex stockholders should consult their tax advisors with respect to the tax consequences of the spin-off and the merger.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Quanex stockholder and to the IRS any reportable payments made to such Quanex stockholder in the spin-off and the merger. Additionally, a Quanex stockholder may be subject to a backup withholding tax, unless the Quanex stockholder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a Quanex stockholder will be subject to backup withholding (which will be satisfied out of any cash paid to such Quanex stockholder in the merger) on any reportable payment. To prevent backup withholding, each Quanex stockholder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Any amounts withheld under the backup withholding rules from a payment to a Quanex stockholder will be allowed as a credit against his U.S. federal income tax liability and may entitle him to a refund, if the required information is furnished to the IRS.

The foregoing discussion is for general information only and is not intended to be legal or tax advice to any particular Quanex stockholder. Tax matters regarding the spin-off and the merger are very complicated, and the tax consequences of the spin-off and merger to any particular Quanex stockholder will depend on that stockholder’s particular situation. Quanex stockholders should consult their own tax advisor to determine the specific tax consequences of the spin-off and the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Quanex Board of Directors with respect to the merger, Quanex stockholders should be aware that some directors and executive officers of Quanex have interests in the merger that are different from, or in addition to, the interests of Quanex stockholders generally. The Quanex Board of Directors was aware of those interests and took them into account in approving and adopting the merger agreement and recommending that Quanex stockholders vote to approve and adopt the merger agreement. Those interests are summarized below.

Quanex’s Stock Options, Restricted Stock Units and Restricted Stock

As of December 10, 2007, an aggregate of 850,112 shares of our common stock subject to stock options, 6,019 restricted stock units and 43,417 shares of restricted stock were held by our directors and executive officers under our equity incentive plans.

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

Pursuant to the terms of the spin-off of Quanex’s Building Products Group, all shares of Quanex restricted stock that have been issued but have not vested immediately prior to the record date for the spin-off will become fully vested at such time, and on the distribution date for the spin-off, the owners of such shares will be entitled to participate in the spin-off, and, at the effective time of the merger, the owners of such shares will be entitled to receive the merger consideration in exchange for their shares.

The following table summarizes the stock options, restricted stock units, and restricted stock held by each of our directors and executive officers as of December 10, 2007, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the conversion of restricted stock units and restricted stock and the cancellation of options in the merger (assuming that a share of Quanex Building Products common stock on the distribution date for the spin-off equals $13.29):

				Consideration to be
	Common Stock	Restricted Stock		Received in the
Name	Underlying Options	Units	Restricted Stock	Merger

Raymond A. Jean	431,975	0	0	$11,641,663.47
Thomas M. Walker	40,000	0	8,300	$1,059,567.00
Kevin P. Delaney	66,925	0	6,300	$1,925,403.21
Mark A. Marcucci	110,151	0	6,750	$3,387,655.06
Donald G. Barger, Jr.	31,458	1,353	4,023	$1,254,210.68
Susan F. Davis	22,458	1,353	4,023	$873,325.28
Joseph J. Ross	40,458	1,353	4,023	$1,551,145.88
Joseph J. Rupp	2,528	607	0	$60,427.83
Richard L. Wellek	31,458	1,353	2,898	$1,081,043.48
Paul A. Hammonds	26,601	0	1,650	$760,438.13
Brent L. Korb	20,300	0	3,900	$612,427.91
John J. Mannion	25,800	0	1,550	$713,277.01

Indemnification of Officers and Directors

Following the effective time of the merger, Gerdau and the surviving company will indemnify and hold harmless, and provide advancements of expenses to, each present and former officer or director of Quanex or any of its subsidiaries. This indemnification will include indemnification against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director or officer of Quanex or any of its subsidiaries.

For six years after the effective time of the merger, Gerdau will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Quanex who were covered by, and on terms and in amounts no less favorable than those of, Quanex’s directors’ and officers’ liability insurance at the time the merger agreement was executed. In no event will the surviving company be required to pay aggregate annual premiums for insurance in excess of three times the most recent aggregate annual premium paid by Quanex for such purpose (which most recent aggregate annual premium was $561,500 in the aggregate) provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving company will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the surviving company, for a cost up to but not exceeding 300% of the most recent aggregate annual premium paid by Quanex. In addition, for six years after the effective time of the merger, Gerdau will cause the surviving company to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in the disclosure schedules with coverages and in amounts no less favorable than those of the policies of Quanex in effect on the date of the merger agreement.

Quanex’s Frozen Non-Employee Director Retirement Plan

The Quanex Non-Employee Director Retirement Plan, which was previously frozen, will be terminated as of the effective time of the merger, and each former or present director who has accrued benefits under the plan will be paid a lump sum cash payment of the present value of the director’s accrued benefits, discounted using the interest rate for 30-year Treasury securities for the month of August 2007 (which rate is used for lump sum determinations under the Quanex Employee’s Pension Plan) or the interest rate for 30-year Treasury securities for the last month preceding the month in which the effective time occurs, which ever provides the higher lump sum amount.

Change-in-Control Agreements with Executive Officers

In the past, the Company entered into change in control agreements (the “change-in-control agreements”) with Raymond A. Jean, Thomas M. Walker, Kevin P. Delaney, John J. Mannion, Paul A. Hammonds, Mark A. Marcucci and Brent L. Korb (each, an “executive”). On November 18, 2007, the Board authorized and approved waiver and release agreements (the “waivers”) with each of the executives with the exception of Mr. Marcucci. The waivers provide that the change-in-control agreements with these executives will be deemed to have terminated immediately prior to the closing date of the merger, and the executive will release Quanex from all claims he may have had with respect to his change-in-control agreement. The waivers are conditioned upon the consummation of the merger and the spin-off as well as the executive being offered employment by Quanex Building Products at a level of base pay and cash incentive bonus opportunities at or higher than the level the executive has at present with Quanex along with other conditions.

The waivers provide that (i) any outstanding unvested stock options that the executive holds will immediately vest and be exercisable; (ii) all restrictions on any restricted stock held by the executive will immediately lapse and the restricted stock will become free of restrictions and be transferable; (iii) the executive will be fully vested in his entire account balance under Quanex’s Deferred Compensation Plan or any portion of such plan that is spun-off to Quanex Building Products as a result of the spin-off; and (iv) the executive’s accrued benefit under Quanex’s Supplemental Benefit Plan will be spun-off to Quanex Building Products as a result of the spin-off.

In conjunction with the waivers, Quanex will also pay each executive the following:

•	If a performance unit award was granted to the executive in 2005 pursuant to Quanex’s 2003 Long-Term Incentive Plan, an amount equal to the number of units granted under the award times the target value of the award times 3/3; plus

•	If a performance unit award was granted to the executive in 2006 under Quanex’s 2006 Omnibus Incentive Plan, an amount equal to the number of units granted under the award times the target value of the award times 2/3; plus

•	An amount equal to the executive’s bonus under the fiscal year 2008 bonus plan as determined by the Quanex Board of Directors times a fraction, the numerator of which is the number of days in the current fiscal year through the closing date and the denominator of which is 365.

The waivers provide that the executive is entitled to a gross-up payment for any excise taxes that are imposed upon him under Section 4999 of the Code as a result of these or any payments made by Quanex being deemed to be “excess parachute payments” under Section 280G of the Code.

We currently value these benefits (excluding the acceleration of equity awards) for Mr. Jean at approximately $1,526,667, for Mr. Walker at approximately $329,375, for Mr. Delaney at approximately $336,458, for Mr. Mannion at approximately $103,333, for Mr. Hammonds at approximately $111,000, and for Mr. Korb at approximately $107,667.

Pursuant to the waivers, Quanex will also cause Quanex Building Products to enter into a new change-in-control agreement and a severance agreement with each executive. Under the terms of the severance agreement, Quanex Building Products will provide a severance benefit in an amount equal to 12 months for Messrs. Korb, Hammonds and Mannion, 18 months for Messrs. Delaney and Walker and 24 months for Mr. Jean of their respective base salary and a prorated annual bonus equal to the executive’s annual bonus opportunity prorated through the date of severance if the executive’s employment with Quanex Building Products is terminated by Quanex Building Products without “cause” or, if within the one-year period following the closing date, the executive terminates his employment with “good reason,” as each such term will be defined in the severance agreement.

If the merger or the spin-off fail to close or if Quanex breaches any of the provisions of the waivers or any other agreement required to be entered into under the terms of the waivers, then the waivers will be void and the change-in-control agreements will remain in full force and effect.

Since Mr. Marcucci did not execute a waiver, his change-in-control agreement will remain in full force and effect. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) Quanex’s then-outstanding common stock or (b) the combined voting power of the then-outstanding voting securities of Quanex entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement, (iii) generally, a reorganization, merger or consolidation or sale of Quanex or disposition of all or substantially all of the assets of Quanex, or (iv) the approval by the stockholders of Quanex of a complete liquidation or dissolution of Quanex.

Upon a change in control, Mr. Marcucci will continue to receive substantially the same compensation and benefits from Quanex (or its successor) that he received before the change. In addition, all options to acquire Quanex common stock held by Mr. Marcucci will immediately vest and be fully exercisable, and all restrictions on restricted Quanex common stock granted to Mr. Marcucci will be removed and the stock will be fully transferable. If during the two-year period following a change in control Mr. Marcucci’s employment is terminated by Quanex (or its successor) other than for “cause” (as defined in the change-in-control agreement) or if Mr. Marcucci terminates his own employment with the company for “good reason” (as defined in the change-in-control agreement), Mr. Marcucci will be entitled to (i) a payment equal to two times the sum of (a) his base salary and (b) his annual bonus (ii) a prorated annual bonus for the year in which such termination occurs and (iii) continued coverage under Quanex welfare plans until the earlier to occur of (x) the third anniversary of his termination of employment and (y) the date he becomes employed on a full time basis with another employer. The agreement also provides that Mr. Marcucci is entitled to a gross-up payment for any excise taxes that are imposed upon him under Section 4999 of the Code as a result of these or any other payments made by Quanex being deemed to be “excess parachute payments” under Section 280G of the Code.

We currently value these benefits (excluding the acceleration of equity awards) for Mr. Marcucci at approximately $867,917.

THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety. It is an agreement that establishes and governs the legal relationships among the parties to the agreement with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about any of the parties to the merger agreement. The representations, warranties and covenants made in the agreement are qualified and subject to important limitations. Furthermore, the representations and warranties may be subject to a contractual standard of materiality or material adverse effect applicable to the parties to the agreement that may be different from those that are applicable to you or may be used to allocate risk among the parties to the agreement rather than establishing matters of fact. Some of these representations and warranties may not have been accurate or complete as of any specified date and do not purport to be accurate or complete as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Structure of the Merger

Following the spin-off of Quanex’s Building Products Group, on the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Gerdau Delaware will merge with and into Quanex. Quanex will continue as the surviving company and will be a wholly-owned subsidiary of Gerdau. The separate corporate existence of Gerdau Delaware will cease.

Timing of Closing

The closing of the merger will occur as promptly as practicable following the Quanex stockholder meeting and when all other conditions to the merger, including the completion of the spin-off, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived (or such other date as the parties may agree). However, we cannot assure you when or if the merger will occur.

As soon as practicable after the closing of the merger, Gerdau and Quanex will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Gerdau and Quanex file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as may be agreed to and specified in the certificate of merger.

Merger Consideration

At the effective time of the merger, each outstanding share of Quanex common stock (other than any shares owned directly or indirectly by Gerdau or Quanex and those shares held by dissenting stockholders), together with the rights associated with that share of Quanex common stock under the Third Amended and Restated Rights Agreement dated as of September 15, 2004, between Quanex and Wells Fargo Bank, N.A. as Rights Agent (the “Rights Plan”), collectively will be converted into the right to receive $39.20 in cash, without interest.

Treatment of Quanex Stock Options and Restricted Stock Units

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

See “Interests of Certain Persons in the Merger” beginning on page 33 for a discussion of the treatment of restricted stock pursuant to the terms of the spin-off.

Exchange and Payment Procedures

At the effective time of the merger, Gerdau will deposit cash in an amount sufficient to pay the merger consideration and the other equity amounts due to each holder of shares of Quanex common stock or other equity holders with a bank or trust company (the “paying agent”) reasonably acceptable to Quanex. As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each holder of Quanex common stock a letter of transmittal and instructions. The letter of transmittal and instructions will tell each holder of Quanex common stock how to exchange their shares for the merger consideration.

QUANEX STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. QUANEX STOCK CERTIFICATES SHOULD NOT BE SENT TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Holders of Quanex common stock that hold certificates will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. For holders of Quanex common stock that hold their shares in book-entry form, the letter of transmittal will provide specific instructions on how to provide evidence of your ownership of Quanex common stock. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must pay any transfer or similar taxes or establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the surviving company and the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option and restricted stock unit amounts. Any sum which is withheld and paid to a taxing authority by the surviving company or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, Quanex’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Quanex common stock. If, after the effective time of the merger, certificates are presented to the surviving company for transfer, they will be cancelled and exchanged for the merger consideration.

If any certificate is lost, or if it has been stolen or destroyed, then before the holder of such certificate will be entitled to receive the merger consideration, such holder will have to make an affidavit of that fact and, if required by Gerdau, post a bond or surety in such reasonable amount as Gerdau may direct as indemnity against any claim that may be made against it with respect to that certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of Quanex will be amended and restated as of the effective time and, as so amended and restated, will be the certificate of incorporation and bylaws of the surviving company.

Directors and Officers

The directors and officers of Gerdau Delaware immediately prior to the effective time of the merger will be the initial directors and officers of the surviving company. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving company.

Representations and Warranties

Quanex makes various representations and warranties in the merger agreement, including with respect to, among other things:

•	the due organization, good standing and qualification of Quanex and its subsidiaries;

•	Quanex’s capital structure, including the number of shares of Quanex common stock, stock options and other equity-based interests;

•	Quanex’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation of Quanex’s Board of Directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with Quanex’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the filing and validity of Quanex’s reports filed with the Securities and Exchange Commission since October 31, 2005 and the accuracy and completeness of the historical financial statements included therein;

•	the absence of certain fundamental changes and undisclosed liabilities;

•	material legal proceedings and judgments;

•	employment and labor matters affecting Quanex or its subsidiaries, including matters relating to Quanex and its subsidiaries’ employee benefit plans;

•	compliance with laws;

•	the possession of permits necessary to conduct the Quanex business;

•	the inapplicability of anti-takeover statutes to the merger;

•	taxes and environmental matters;

•	Quanex’s and its subsidiaries’ insurance policies;

•	intellectual property;

•	the holding of good and valid title to all assets and properties necessary to conduct the Quanex business as currently conducted;

•	the absence of undisclosed broker’s fees;

•	the amendment of Quanex’s Rights Plan; and

•	the absence of affiliate transactions.

Generally, the Quanex representations and warranties are subject to a material adverse effect clause. If Quanex does something or fails to do something that would normally violate a representation or warranty, but the action or failure does not result in a material adverse effect, the representation or warranty has not been breached if it is qualified by the material adverse effect clause. A material adverse effect is any event or development that would reasonably be expected to be materially adverse to the Quanex business or is reasonably likely to prevent or materially impair or delay the consummation of the merger. The following events are excluded from being a material adverse effect:

•	general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

•	factors generally affecting the industries or markets in which Quanex operates;

•	entering into the merger agreement or the announcement thereof or the pendency or consummation of the transactions contemplated thereby;

•	changes in applicable law, rules or regulations or generally accepted accounting principles or the interpretation thereof after the date of the merger agreement; and

•	changes in Quanex’s relationships with its employees or with any labor organization, or any adverse change, effect or circumstance resulting from or arising in connection with any labor strike, slowdown, work stoppage or other labor controversy (in each case relating to collective bargaining negotiations), that is threatened to occur or occurs after the date of the merger agreement.

The merger agreement also contains various representations and warranties made by Gerdau and Gerdau Delaware, including with respect to, among other things:

•	their due organization, good standing and qualification;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with their and their subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the accuracy and completeness of the historical financial statements included in Gerdau’s Form 6-K’s filed with the Securities and Exchange Commission on April 27, 2007 and September 14, 2007;

•	the absence of material litigation or investigations;

•	compliance with laws;

•	material permits necessary to conduct their business;

•	the purpose of the formation of Gerdau Delaware and the prior activities of Gerdau Delaware;

•	the absence of undisclosed broker’s fees;

•	the lack of ownership by Gerdau and Gerdau Delaware of Quanex common stock; and

•	that Gerdau Delaware has the funds available to consummate the merger and pay the merger consideration.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement to the effective time of the merger, Quanex agrees to, and to cause its affiliates to, carry on its business in the usual, regular and ordinary course consistent with past practice and use its reasonable commercial efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Quanex with respect to its business, in each case consistent with past practice. In addition, Quanex agrees, with certain exceptions, not to engage in the following actions from the date of the merger agreement to the effective time of the merger without the prior written consent of Gerdau or Gerdau Delaware:

•	declare, set aside or pay any dividend or distribution in respect of its capital stock other than regular quarterly cash dividends not to exceed $0.14 per share of Quanex common stock;

•	split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in connection with certain equity incentive plan transactions;

•	except as provided for in the documents effecting the spin-off of Quanex’s Building Products Group, issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any restricted stock units, except in connection with certain equity incentive plan transactions or pursuant to any existing obligation described in the disclosure schedules;

•	amend the certificate of incorporation or bylaws of Quanex;

•	acquire or agree to acquire (i) by merger or consolidation with, or by purchasing an equity interest in or substantial portion of the assets of any person or any division or business or (ii) any assets material to the Quanex business except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

•	sell, lease, license, impose a lien or otherwise encumber or dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice and in other transactions involving not in excess of $10 million in the aggregate;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire any debt securities of Quanex, guarantee any debt securities of another person, enter into any “keep well” or other arrangement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except as agreed to in the merger agreement;

•	make any loans or capital contributions to, or investments in, any other person;

•	make any capital expenditures, other than as agreed to in the merger agreement;

•	change any method of tax accounting, make any material tax election, file any amended tax return for any material tax or change any annual tax accounting period;

•	except as permitted in the merger agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Quanex is a party or exempt any third party from the provisions of any anti-takeover statutes;

•	adopt a plan of complete or partial liquidation or resolutions authorizing such a liquidation, dissolution, recapitalization or reorganization of Quanex;

•	enter into any new collective bargaining agreement;

•	except as required by changes in law or GAAP, make any change in accounting principles used by Quanex;

•	settle or compromise any material litigation;

•	except as provided in the documents effecting the spin-off of Quanex’s Building Products Group, (i) enter into any new or amend any existing employment, consulting, severance or termination agreement with any officer, director or employee whose annual base salary exceeds $100,000, (ii) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing benefit plans other than amendments required by law or to maintain the tax qualified status of such plans, (iii) grant any increases in employee compensation, other than in the ordinary course consistent with past practice provided that any such increase will not include increases in compensation to officers or any employee whose annual base salary exceeds $100,000 or (iv) grant any stock options or stock awards other than as permitted under the merger agreement;

•	cancel any material debts or waive any material claims or rights of substantial value except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course consistent with past practice or as permitted under the merger agreement;

•	enter into, make any modification or amendment to certain specified contracts;

•	take any action or fail to take any action which would result in any of the conditions to the merger agreement to not be satisfied; or

•	authorize, commit or agree to take any action described above.

Non-Solicitation Provisions and Acquisition Proposals

Quanex has agreed that it will instruct its advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”;

•	enter into, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating any “acquisition proposal”; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any “acquisition proposal” or enter into any agreement or agreement in principle requiring Quanex to abandon, terminate or fail to consummate the transactions contemplated under the merger agreement or breach its obligations under the merger agreement or agree to do any of the foregoing.

An “acquisition proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Quanex; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets (including, without limitation, equity securities of Quanex’s subsidiaries) of Quanex, in each case other than the transactions contemplated under the merger agreement.

Notwithstanding the above, Quanex may, to the extent failure to take such actions would reasonably be expected to result in a breach of the fiduciary obligations of the Quanex Board under applicable law, as determined in good faith by the Quanex Board after consultation with outside counsel, in response to a (1) a “superior proposal” or (2) a bona fide, unsolicited written acquisition proposal that Quanex’s Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a superior proposal, furnish information with respect to Quanex to such person that has made a “superior proposal” or potential “superior proposal” and its representatives (provided that Quanex will promptly make available to Gerdau and Gerdau Delaware any material non-public information concerning Quanex or its subsidiaries that is made available to any person given such access which was not previously provided to Gerdau and Gerdau Delaware) pursuant to a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement current in place with Gerdau Ameristeel Corporation, but excluding any standstill provisions, and participate in discussions or negotiations with, such person and its representatives regarding any such “superior proposal” or potential “superior proposal.” Quanex will promptly advise Gerdau of the receipt by Quanex of any acquisition proposal or any request for non-public information made by any person or group of persons that has informed Quanex that it is considering making an acquisition proposal or any request for discussions or negotiations with Quanex or its representatives relating to an acquisition proposal (in each case within 48 hours of receipt thereof), and Quanex will provide Gerdau (within such 48 hour time frame) a written summary of the material terms of such acquisition proposal (which shall include the identity of the person or group of persons making the acquisition proposal) and if Quanex determines to begin providing information or to engage in discussions regarding an acquisition proposal. Quanex will keep Gerdau reasonably informed of any material change to the terms and conditions of any acquisition proposal. Quanex agrees not to enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits Quanex from providing such information to Gerdau.

For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party and not solicited to acquire more than 50% of the assets of Quanex and its subsidiaries, taken as a whole but excluding the Building Products Group, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Board of Directors of Quanex determines in its good faith judgment (i) to be more favorable from a financial point of view to Quanex stockholders than the merger contemplated with Gerdau and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion and after taking into account all financial, regulatory, legal and other aspects of such proposal.

Quanex’s Board of Directors shall generally not be permitted to make a “change in recommendation” regarding the transactions contemplated in the merger agreement unless, prior to obtaining the Quanex stockholder approval, it determines in good faith, after consulting with outside legal counsel, that the failure to do so would reasonably be expected to result in a breach of its obligations under applicable law provided that Quanex cannot make such “change in recommendation” in response to a superior proposal until:

•	at least three business days following Gerdau’s receipt of written notice from Quanex (i) advising Gerdau that the Quanex Board intends to make a “change in recommendation” and the reason for such change, (ii) specifying the terms and conditions of such superior proposal (including the proposed financing for such proposal) and (iii) identifying any party making such superior proposal, and

•	prior to effecting such “change in recommendation” in response to a superior proposal, Quanex and its financial and legal advisors negotiate with Gerdau and Gerdau Delaware in good faith (to the extent that Gerdau and Gerdau Delaware desire to negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal.

For the purposes of the merger agreement, a “change in recommendation” occurs when the Quanex Board of Directors (i) withdraws, qualifies or modifies or proposes publicly to withdraw, qualify or modify in any manner adverse to Gerdau, its approval or recommendation with respect to the merger agreement and the merger or other transactions contemplated thereby or (ii) approves or recommends any superior proposal made or received after the date of the merger agreement. In determining whether to make a change in recommendation in response to a superior proposal, the Quanex Board of Directors must take into account any changes to the terms of the merger agreement proposed by Gerdau in determining whether such third party acquisition proposal still constitutes a superior proposal.

Quanex has also agreed to, and will direct its advisors and representatives to:

•	immediately cease all discussions and negotiations that commenced prior to the date of the merger agreement regarding any acquisition proposals existing on the date of the merger agreement, and to request return or destruction of all confidential information;

•	promptly advise Gerdau of Quanex’s receipt of any acquisition proposal or any request for non-public information made by any person or group of persons that has informed Quanex that it is considering making an acquisition proposal or any request for discussions or negotiations with Quanex or its representatives relating to an acquisition proposal, in each case within 48 hours receipt thereof, and Quanex shall provide Gerdau a written summary of the material terms and conditions of the proposal, including the identity of the person or persons making such proposal, and if Quanex determines to begin providing information or engage in discussions regarding an acquisition proposal;

•	keep Gerdau reasonably informed of any material change to the terms and conditions of any acquisition proposal; and

•	not enter into any confidentiality agreement with any person after the date of the merger agreement which prohibits Quanex from providing such information to Gerdau.

Financing Commitments; Cooperation of Quanex

Gerdau Delaware has represented in the merger agreement that it has sufficient funds to consummate the merger and has provided Quanex a commitment letter from a major bank in order to demonstrate its ability to pay the merger consideration. The ability of Gerdau Delaware to pay the merger consideration is not a condition to the completion of the merger.

Quanex has agreed to use its commercially reasonable efforts to, and will cause its subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to assist Gerdau and Gerdau Delaware in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the closing of the merger in order for Gerdau to satisfy its obligations under the merger agreement or any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of Quanex and its subsidiaries. Such assistance may include the following:

•	entering into customary agreements, including underwriting and purchase agreements, in connection with the debt financing;

•	participating in meetings, due diligence sessions and road shows;

•	assisting in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents;

•	using commercially reasonable efforts to obtain comfort letters of accountants and legal opinions; and

•	otherwise making available documents and information relating to Quanex and its subsidiaries.

However, such assistance will not be provided if it would:

•	unreasonably interfere with the ongoing operations of Quanex or any of its subsidiaries;

•	cause any representation or warranty in the merger agreement to be breached;

•	cause any condition to the closing of the merger to fail to be satisfied or otherwise cause any breach of the merger agreement or any material agreement to which Quanex or any of its subsidiaries is a party;

•	involve any binding commitment by Quanex or any of its subsidiaries which commitment is not conditioned on the closing of the merger and does not terminate without liability to Quanex or any of its subsidiaries upon the termination of the merger agreement; or

•	in the case of Quanex’s or its subsidiaries’ officers, (i) result in the indemnification protections afforded such officers by Quanex or its subsidiaries not being in full force and effect, (ii) not allow such officers to sign documents, certificates and other instruments in their representative capacity with Quanex or such subsidiary and (iii) result in personal liability attaching to such officers as a result of signing such documents, certificates and other instruments.

Employee Benefits

For a period of one year after the effective time of the merger, Gerdau will, or will cause the surviving company or its subsidiaries to, offer base salary and bonus opportunities to Quanex employees who are not covered by a collective bargaining agreement that are in the aggregate equal to the base salary, bonus opportunities and value of the equity incentives being offered to such employees for the fiscal year immediately preceding the fiscal year in which the merger is closed. Generally, Gerdau will grant Quanex employees not covered by a collective bargaining agreement full credit for past service with Quanex for purposes of eligibility, vesting and benefit accrual (other than accrual under certain pension and retiree medical plans) under any employee benefit plans maintained by Gerdau or any of its subsidiaries. Gerdau will take any actions as are necessary so that each Quanex employee who continues as an employee of Quanex not covered by a collective bargaining agreement or any of its subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Gerdau benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Each of Quanex’s certificate of incorporation and bylaws contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty. The bylaws of Quanex generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. Quanex has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities.

Following the effective time of the merger, Gerdau and the surviving company will indemnify and hold harmless, and provide advancements of expenses to, each present and former officer or director of Quanex or any of its subsidiaries. This indemnification will include indemnification against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director or officer of Quanex or any of its subsidiaries.

For six years after the effective time of the merger, Gerdau will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Quanex who were covered by, and on terms and in amounts no less favorable than those of, Quanex’s directors’ and officers’ liability insurance at the time the merger agreement was executed. In no event will the surviving company be required to pay aggregate annual premiums for insurance under this in excess of three times the most recent aggregate annual premium paid by Quanex for such purpose (which most recent aggregate annual premium was $561,500 in the aggregate) provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving company will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the surviving company, for a cost up to but not exceeding 300% of the most recent aggregate annual premium paid by Quanex. In addition, for six years after the effective time of the merger, Gerdau will cause the surviving company to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in the disclosure schedules with coverages and in amounts no less favorable than those of the policies of Quanex in effect on the date of the merger agreement.

Actions to Consummate the Merger

Quanex and Gerdau will cooperate with each other and use their respective reasonable best efforts to take all action to consummate the merger, including complying with Hart-Scott-Rodino Act notice requirements, furnishing information upon request by the other, keeping each other apprised of the status of matters relating to the completion of the transactions and affording representatives of the other party reasonable access to properties, books, contracts, records and personnel. Gerdau and Quanex each agreed to make a filing under the Hart-Scott-Rodino Act with respect to the merger, to request early termination of the waiting period with respect to the merger under the Hart-Scott-Rodino Act and to use their respective reasonable best efforts to promptly respond to any request for additional information under the Hart-Scott-Rodino Act. In addition,

Gerdau has agreed to use its best efforts, after consultation with Quanex, to avoid the entry of any permanent, preliminary or temporary injunction or other order or judgment that would delay, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including:

•	the defense through litigation of any claim brought to delay, prevent or prohibit the transactions contemplated by the merger agreement, and

•	the agreement by Gerdau to sell or dispose of assets or businesses of Gerdau or Quanex if such action is necessary to obtain termination of the waiting period under the Hart-Scott-Rodino Act or to avoid commencement of a proceeding or the issuance of an order that would delay, prevent or prohibit the transactions contemplated by the merger agreement.

Gerdau has also agreed to use its best efforts, if an injunction, judgment or decree is issued that would make consummation of the merger unlawful or would delay, prevent or prohibit the transactions contemplated by the merger agreement, to take any and all steps necessary to resist, vacate or modify the injunction, judgment or decree so as to permit consummation on a schedule as close as possible to that contemplated by the merger agreement.

Additional Covenants

•	Quanex agrees to take all action necessary to convene a meeting of the Quanex stockholders to consider and vote upon the adoption of the merger agreement, and Quanex’s Board of Directors agrees to recommend such approval and take all lawful action to solicit such approval.

•	Prior to the effective time of the merger, Quanex will effect the spin-off of its Building Products Group in accordance with the terms of the spin-off documents attached as exhibits to the merger agreement.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of each of the following conditions:

•	the approval of Quanex’s stockholders will have been obtained;

•	the waiting period applicable to the consummation of the merger under applicable antitrust laws will have expired or have terminated and any other approvals from governmental entities will have been obtained;

•	there is no judgment, injunction or other order in effect that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

•	the representations and warranties of the parties contained in the merger agreement will be true and correct in all material respects as of the effective time of the merger;

•	the parties will have performed in all material respects their respective obligations under the merger agreement at or prior to the closing date; and

•	with respect to the obligations of Gerdau and Gerdau Delaware only, the spin-off will have been effected by Quanex.

Termination

The merger agreement may be terminated, and the merger may be abandoned in the following ways:

•	at any time prior to the effective time of the merger by mutual written consent of Quanex and Gerdau or by action of their respective boards of directors;

•	by Quanex or Gerdau, if the merger is not consummated by April 30, 2008 provided that, if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act, the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in a manner that would have contributed to the failure of the merger to be consummated by that date;

•	by Quanex or Gerdau, if the approval of Quanex’s stockholders is not obtained;

•	by Quanex or Gerdau, if any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable;

•	by Quanex, if the Board of Directors of Quanex authorizes Quanex to enter into a binding written agreement concerning a superior proposal, and Gerdau does not make at least as favorable an offer, from a financial point of view, as such superior proposal;

•	by Quanex, if there has been a breach of any representation, warranty, covenant or agreement made by Gerdau or Gerdau Delaware in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement and such breach or condition delays, prevents or materially impairs or is reasonably likely to delay, prevent or materially impair the ability of Gerdau or Gerdau Delaware to consummate the transactions contemplated by the merger agreement and is not curable by April 30, 2008, provided that Quanex is not then in breach of the merger agreement;

•	by Gerdau, in the event that the Quanex Board of Directors (i) shall have effected a change in recommendation to the Quanex stockholders or (ii) fails publicly to reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within ten business days of receipt of a written request by Gerdau to provide such reaffirmation following an acquisition proposal; or

•	by Gerdau, if there has been a material breach of any representation, warranty, covenant or agreement made by Quanex in the merger agreement.

Fees and Expenses

Quanex will pay Gerdau a termination fee of $50,190,000 if the merger agreement is terminated:

1) by Quanex, if Quanex’s Board of Directors authorizes Quanex to enter into a binding written agreement concerning a superior proposal, and Gerdau does not make at least as favorable an offer, from a financial point of view, as such superior proposal;

2) by Gerdau, within 20 business days of the date on which Quanex’s Board of Directors (i) makes a change in recommendation to the Quanex stockholders to approve the merger or publicly proposes to do so, (ii) approves or recommends to the Quanex stockholders an acquisition proposal other than the merger or resolves to do so or (iii) fails to include its approval and recommendation with respect to the merger agreement and the merger in this proxy statement; or

3) if all three of the following conditions are met:

•	the merger agreement is terminated (i) by Quanex or Gerdau, if the merger is not consummated by April 30, 2008 provided that, if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act, the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in a manner that would have contributed to the failure of the merger to be consummated by that date; (ii) by Quanex or Gerdau, if Quanex’s stockholder approval has not been obtained; or (iii) by Gerdau, if there has been a breach of any representation, warranty, covenant or agreement made by Quanex in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement and such breach or condition causes or is reasonably likely to cause a material adverse effect and is not curable by April 30, 2008, provided that Gerdau and Gerdau Delaware are not then in breach of the merger agreement,

•	if, after the date of the merger agreement and prior to the Quanex stockholders meeting, a third party has made a bona fide written acquisition proposal for Quanex that has been publicly disclosed and not publicly withdrawn or rejected by the Quanex Board of Directors prior to the Quanex stockholders meeting,
and

•	within twelve months of such termination Quanex consummates or enters into a definitive agreement with respect to an acquisition proposal.

Gerdau agrees to pay Quanex a termination fee of $60 million if the merger agreement is terminated if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act and the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in any manner that would have contributed to the failure of the merger to be consummated by that date, and at the time of the termination, there exists an order under U.S. federal or state antitrust law that would make the consummation of the merger unlawful or in violation of any court order.

Except as otherwise provided above, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Modification, Amendment and Waiver

Subject to applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented in writing by the parties, by written agreement executed and delivered by duly authorized officers of the respective parties.

The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

MARKET PRICE AND DIVIDEND DATA

Quanex common stock is listed for trading on the NYSE under the symbol “NX.” The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share as reported on the NYSE composite tape. Share amounts set forth below and elsewhere in this proxy statement have been adjusted to reflect the results of the March 2006 three-for-two stock split in the form of a stock dividend.

	High	Low

Fiscal Quarter Ended January 31, 2006	$41.67	$32.50
Fiscal Quarter Ended April 30, 2006	47.28	38.83
Fiscal Quarter Ended July 31, 2006	44.72	35.11
Fiscal Quarter Ended October 31, 2006	36.90	29.25
Fiscal Quarter Ended January 31, 2007	39.22	33.34
Fiscal Quarter Ended April 30, 2007	44.18	38.28
Fiscal Quarter Ended July 31, 2007	54.68	42.97
Fiscal Quarter Ended October 31, 2007	48.02	39.06
Current Quarter (through , )

The closing price of the Quanex common stock on the NYSE on November 16, 2007, the trading day prior to the announcement of the merger, was $36.74 per share. On January   , 2008, the most recent practicable date before this proxy statement was printed, the closing price for the Quanex common stock on the NYSE was $      per share.

The following table sets forth, for the fiscal quarters indicated, the quarterly common stock cash dividends paid by Quanex.

	2007	2006

Fiscal Quarter Ended January 31	$0.1400	$0.1033
Fiscal Quarter Ended April 30	0.1400	0.1200
Fiscal Quarter Ended July 31	0.1400	0.1200
Fiscal Quarter Ended October 31	0.1400	0.1400

Total	$0.5600	$0.4833

The terms of Quanex’s revolving credit agreement do not specifically limit the total amount of dividends or other distributions to its stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information with respect to the beneficial ownership of shares of our common stock (including shares underlying options) as of December 10, 2007, by each of our directors, our executive officers named in the summary compensation table of the proxy statement for our 2007 Annual Meeting (other than Michael R. Bayles who retired from Quanex effective January 9, 2007), all executive officers and directors as a group and the beneficial owners of 5% or more of our outstanding common stock.

				Common
				Stock	Common
				Credited	Stock	Common		Percentage of
	Common			Under	Underlying	Stock		Issued and
	Stock		Restricted	Deferred	Exercisable	Underlying		Outstanding
	Owned		Stock	Compensation	Options	Unvested		Common
Name	of Record		Units	Plan	(1)	Options(2)	Total	Stock

Raymond A. Jean	188,890		0	36,074	357,641	74,334	656,939	1.76%
Thomas M. Walker	8,300	(3)	0	2,778	13,333	26,667	51,078	0.14%
Kevin P. Delaney	18,013	(4)	0	13,298	52,358	14,567	98,236	0.26%
Mark A. Marcucci	23,243	(5)	0	0	94,467	15,684	133,394	0.36%
Donald G. Barger, Jr.	4,173	(6)	1,353	15,681	31,458	0	52,665	0.14%
Susan F. Davis	25,182	(7)	1,353	19,770	22,458	0	68,763	0.18%
Joseph J. Ross	6,273	(8)	1,353	14,628	40,458	0	62,712	0.17%
Joseph J. Rupp	2,528		607	0	2,528	0	5,663	0.02%
Richard L. Wellek	2,898	(9)	1,353	7,983	31,458	0	43,692	0.12%
All directors and officers as a group	279,500		6,019	110,214	646,159	131,252	1,173,143	3.15%

(1)	Includes options exercisable within 60 days.

(2)	These options will vest and be liquidated when the merger closes.

(3)	Includes 8,300 shares of restricted stock.

(4)	Includes 6,300 shares of restricted stock.

(5)	Includes 6,750 shares of restricted stock.

(6)	Includes 4,023 shares of restricted stock.

(7)	Includes 4,023 shares of restricted stock.

(8)	Includes 4,023 shares of restricted stock.

(9)	All of these shares are restricted stock.

5% or More Beneficial Owners	Shares

Lord Abbett & Co	5,087,707
Artisan Partners Limited	2,415,308
Barclays Global Investors	1,969,546

STOCKHOLDER PROPOSALS

If the merger agreement described in Proposal 1 is approved and adopted and the merger is completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2008. However, if the merger is not completed for any reason, we expect to hold a 2008 Annual Meeting of Stockholders in the second calendar quarter of 2008. Under the rules of the Securities and Exchange Commission, if a stockholder wants us to include a proposal in our proxy statement and form a proxy for presentation at our 2008 Annual Meeting it must have been received by us at our principal executive offices by September 21, 2007. Under our bylaws, if a stockholder has a proposal that they would like us to consider at the 2008 Annual Meeting or if a stockholder would like to nominate an individual for a position on the Board of Directors, the proposal must be submitted not more than 180 days (October 1, 2007) nor less than 60 days (December 29, 2007) prior to February 27, 2008, the anniversary date of the 2007 Annual Meeting. In the event that the date of the Annual Meeting is more than 45 days (which for the 2008 Annual Meeting would be April 12, 2008) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public.

WHERE YOU CAN FIND MORE INFORMATION

Quanex files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that Quanex has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E., Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Quanex’s common stock is traded on the NYSE under the symbol “NX”, and its Securities and Exchange Commission filings can also be read at the following address:

11 Wall Street, New York, NY 10005

The Securities and Exchange Commission filings of Quanex are also available to the public on the Securities and Exchange Commission’s internet website at www.sec.gov, which contains reports, proxy, and information statements, and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Quanex’s Securities and Exchange Commission filings are also available to the public on Quanex’s website, www.quanex.com. Information contained on the Securities and Exchange Commission’s web site and Quanex’s web site is not incorporated by reference into this proxy statement, and you should not consider information contained on those web sites as part of this proxy statement.

ANNEX A

Agreement and Plan of Merger dated November 18, 2007

A-1

Annex A

AGREEMENT AND PLAN OF MERGER
Among
GERDAU S.A.
(as “Parent”),
GERDAU DELAWARE, INC.
(as “Merger Sub”)
and
QUANEX CORPORATION
(as the “Company”)
Dated November 18, 2007

A-i

LIST OF EXHIBITS

Exhibit A — Amended Certificate of Incorporation of the Surviving Entity

Exhibit B — Amended Bylaws of the Surviving Entity

Exhibit C-1 — Spin-off Distribution Agreement

Exhibit C-2 — Spin-off Transition Services Agreement

Exhibit C-3 — Spin-off Tax Matters Agreement

Exhibit C-4 — Spin-off Employee Matters Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of November 18, 2007 by and among Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Parent”), Gerdau Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Quanex Corporation, a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter collectively referred to as the “Constituent Entities”.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Merger, the Company will spin off or otherwise dispose of (the “Spin-Off”) its businesses involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market (the “Building Products Business”) to a newly-formed Delaware entity (“Spinco”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, including arrangements with respect to the disposition of the Building Products Business.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Articles II, III and IV below and the Delaware General Corporation Law, as amended (the “DGCL”).

1.2 Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place (i) at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, at 10:15 A.M. (Central Time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3 Effective Time.   As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and
Bylaws of the Surviving Entity

2.1 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit A attached hereto (the “Certificate of Incorporation”) (including a change in the Company’s corporate name) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

2.2 Bylaws.  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit B attached hereto (the “Bylaws”) and, as so amended and restated, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Entity

3.1 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

3.2 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

ARTICLE IV

Effect of the Merger on the Capital Stock
of the Constituent Entities; Exchange of Certificates

4.1 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Entity.

(b) Excluded Shares.  Each share of common stock, par value $0.50 per share, of the Company (“Company Common Stock”) that is owned directly by the Company as treasury stock or by Parent or Merger Sub and in each case not held on behalf of third parties (such shares, the “Cancelled Shares”) shall be canceled, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent, other than shares held on behalf of third parties (such shares, collectively with Dissenters’ Shares and Cancelled Shares, the “Excluded Shares”), shall remain outstanding, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.   Each share of Company Common Stock, together with the associated Rights (each share of Company Common Stock together with the associated Right, a “Share” or, collectively, “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive $39.20 in cash from Parent, without interest (the “Merger Consideration”).

4.2 Exchange of Shares for Merger Consideration.

(a) Exchange of Certificates.  Parent shall select a bank or trust company in the United States reasonably acceptable to the Company to act as the paying agent hereunder (the “Paying Agent”). At the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Shares (the “Certificates”), the Merger Consideration, (the “Exchange Fund”), payable pursuant to Section 4.1(c) in exchange for outstanding Shares.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article IV, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article IV. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article IV.

4.3 Return and Investment of Exchange Fund.

(a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for 15 months after the Effective Time shall be delivered to the Surviving Entity upon demand of the Surviving Entity, and any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration; provided, that such former stockholder of the Company shall have no greater rights against the Surviving Entity than may be accorded to general creditors of the Surviving Entity under applicable Laws. None of the Company, Parent or the Surviving Entity shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptance of commercial banks with capital exceeding $10 billion and provided that such investments shall be made in such a manner so as not to impair the availability of the Merger Consideration for payment on the Shares when required.

4.4 Further Ownership Rights in Shares.   All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement.

4.5 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such person is entitled pursuant to Section 4.1 with respect to Shares formerly represented thereby.

4.6 Withholding Rights.  Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares and Company Options in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.7 Closing of the Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article IV.

4.8 Dissenters’ Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenters’ Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenters’ Shares will be entitled to receive payment of the appraised value of such Dissenters’ Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenters’ Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandon or are finally enjoined or prevented from carrying out the Merger and the other transactions contemplated under this Agreement, the right of each holder of Dissenters’ Shares to receive payment of the appraised value of Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

4.9 Company Options.

(a) At the Effective Time, each option to purchase Shares granted under the Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Option”) shall become fully vested and exercisable, and shall be cancelled and entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to the Company Option times (y) the excess of (i) the sum of (A) the Merger Consideration and (B) the closing sales price of a share of Spinco Common Stock on the Distribution Date as reported on the Exchange over (ii) the exercise price per share under such Company Option (the terms “Spinco Common Stock,” “Distribution Date” and “Exchange” being defined in the Distribution Agreement attached hereto as Exhibit C-1 (the “Distribution Agreement”)), less any applicable withholding.

(b) At the Effective Time, each restricted stock unit in respect of a share of Company Common Stock (collectively, the “RSUs”) shall become fully vested and shall be converted into the right of each RSU holder to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount per RSU equal to the sum of (y) the Merger Consideration and (z) the closing sales price of a share of Spinco Stock on the Distribution Date as reported on the Exchange.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company.  For purposes of this Section 5.1, the term “Retained Business” means the Company and its Subsidiaries taken as a whole after giving effect to the Spin-Off. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, or in any of the Quarterly Reports on Form 10-Q filed by the Company thereafter and prior to the date of this Agreement (collectively, the “SEC Reports”) (but, in any case, only to the extent such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect” means (x) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Retained Business, or (y) an event, change, effect, development, condition or occurrence that is, or is reasonably likely to, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, excluding such effects resulting from or arising in connection with events, changes, effects, developments, conditions or occurrences:

(A) that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;

(B) that are the result of factors generally affecting the industries or markets in which the Retained Business operates to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;

(C) changes in the Retained Business’ relationships with its employees or with any labor organization, or any adverse change, effect or circumstance resulting from or arising in connection with any labor strike, slowdown, work stoppage or other labor controversy (in each case relating to collective bargaining negotiations), that is threatened to occur or occurs after the date of this Agreement;

(D) that result from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; and

(E) that are the result of changes in applicable Law, rule or regulations or generally accepted accounting principles or the interpretation thereof by a Governmental Entity or industry standard that interprets such Law, rule, regulation or principles after the date of this Agreement to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business.

(b) Capital Structure.  As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Shares”), the only series of Preferred Stock being 150,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Shares”). At the close of business on October 31, 2007, 37,190,513 Shares were outstanding, 38,301,959 Shares were issued and no Preferred Shares were issued and outstanding. The Company has no Shares or Preferred Shares reserved for issuance, except that, at the close of business on October 31, 2007, (i) 1,427,275 Shares were reserved for issuance by the Company pursuant to Company Options or other equity-based awards granted under the following plans:

Plan	Shares Reserved for Issuance

2006 Omnibus Incentive Plan	328,581 Shares
1996 Employee Stock Option and Restricted Stock Plan	967,578 Shares
1997 Key Employee Stock Plan	86,116 Shares
1997 Non-Employee Director Stock Option Plan	45,000 Shares

(collectively, the “Stock Plans”), (ii) 2,246,732 Shares were reserved for issuance pursuant to Company Options or other equity-based awards not yet granted under the Stock Plans, (iii) 1,877,508 Shares were reserved for issuance pursuant to the Company’s 2.5% Convertible Senior Debentures due 2034 (the “Convertible Debentures”), (iv) 981,117 Shares were held by the Company in its treasury and (v) 13,618 Series A Preferred Shares were reserved for issuance pursuant to the rights (the “Rights”) under the Third Amended and Restated Rights Agreement, dated as of September 15, 2004, between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended (the “Rights Agreement”). Since October 31, 2007, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise in accordance with the terms of the Stock Plans outstanding on such date and disclosed in Section 5.1(b)(i) of the Company Disclosure Letter. The Company has no outstanding stock appreciation rights. The Company Common Stock is listed on the New York Stock Exchange (“NYSE”). All of the outstanding Shares have been duly authorized and are, and all Shares issuable upon the exercise of Company Options or other equity-based awards and the conversion of the Convertible Debentures will be when issued thereunder, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any Lien. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (collectively, “Person”) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Convertible Debentures, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company does not own, directly or indirectly, any voting interest in any Person, other than its Subsidiaries, that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) The only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section 5.1(b)(ii) of the Company Disclosure Letter.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such approval at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (B) has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interest of the Company and its stockholders, (C) has resolved (subject to Section 6.2) to recommend this Agreement and the Merger to its stockholders for approval and adoption, (D) has directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement and (E) has received the opinion of its financial advisor, Lazard Freres & Co. LLC (“Lazard”), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair, as of the date of such opinion, to such holders from a financial point of view, a complete and correct copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement or approve the transactions contemplated by this Agreement under applicable Law.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (C) required to be made with the NYSE, (D) under the Exon Florio Amendment to the U.S. Defense Production Act, 50 U.S.C. App. 2170, as amended, and (E) other foreign approvals, state securities, takeover and blue sky laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Retained Business (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Retained Business or any Laws or governmental or non- governmental permit or license to which the Retained Business is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(iii) The Company has made available to Parent true, correct and complete copies of all Contracts and other instruments to which the Retained Business is a party or by which the Retained Business or any of its properties or assets is bound that (A) contain covenants that limit the ability of the Retained Business, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its affiliates as of immediately prior to the Effective Time or the Surviving Entity, to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, other than physical hedging Contracts entered into in the ordinary course of business consistent with past practice of the Retained Business; (C) relate to indebtedness for borrowed money, guarantees or similar obligations; (D) involve, since October 31, 2006, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (E) with respect to a material joint venture, partnership, limited liability or other similar agreement or arrangement; (F) by its terms calls for aggregate payments by the Company and its Subsidiaries or aggregate payments to the Retained Business under such Contract of more than $5 million over the remaining term of such Contract, other than Contracts pertaining to the purchase of product in the ordinary course of business of the Retained Business; (G) with respect to any acquisition by the Retained Business pursuant to which the Retained Business has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $5 million; (H) in which the counterparty is any director, executive officer or greater than 5% stockholder of the Company (other than Company Compensation and Benefit Plans); (I) involve any labor union or other employee organization, including any works council or foreign trade union or trade association or (J) would be required to be filed by the Retained Business as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Each such Contract described in clause (A) through (J) is referred to herein as a “Material Contract.”

(iv) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract and (ii) each of the Material Contracts is in full force and effect and, to the Knowledge of the Company, is the valid, binding and enforceable obligation of the other parties thereto (except that such enforceability is subject to the Bankruptcy and Equity Exception).

(e) Company Reports; Financial Statements.

(i) The Company furnished or filed, as applicable, on a timely basis statements, reports, certificates, forms and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since October 31, 2005, including the SEC Reports, (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date of this Agreement and as amended, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with US. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. The unaudited consolidating balance sheet and the unaudited corporate balance sheet contained in Section 5.1(e) of the Disclosure Letter (the “Supplemental Financial Statements”) are complete and accurate and were prepared in the ordinary course and on a basis and in a manner consistent with past practice. As of October 31, 2007 the Supplemental Financial Statements fairly present the financial position of the Retained Business, the Building Products Business and the corporate level assets and liabilities of the Company.

(ii) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board that they have identified (A) no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of October 31, 2005, the Company has concluded, following an evaluation under the supervision and with the participation of the Company’s principal executive officer and its principal financial officer of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(iii) The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since October 31, 2005 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company Report.

(f) Absence of Certain Changes.  Except as contemplated by this Agreement, since the Company Balance Sheet Date (as defined below) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than in the ordinary and usual course of such businesses consistent with past practice and have not taken any action which, if it had been taken after the date hereof, would have required the prior written consent of Parent pursuant to clauses (i)-(xx) of Section 6.1 (assuming any applicable threshold contained therein was already fully surpassed) or would have breached the Company’s obligations under Section 6.11(c), and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby or (iv) any change by the Company in accounting principles or any material accounting practices or methods. Since the Company Balance Sheet Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date of this Agreement, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or directors or any amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course. For purposes of this Agreement, “Company Balance Sheet Date” means July 31, 2007.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Retained Business except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet, including the notes to the financial statements of which the balance sheet is a part, as of the Company Balance Sheet Date included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (C) incurred in connection with the Merger or the transactions contemplated by this Agreement or (D) that are not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Compensation and Benefit Plans. The term “Company Compensation and Benefit Plan” means all material “employee benefit plan” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation, multiemployer plans within the meaning of 3(37) of ERISA) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements, whether formal or informal, that are sponsored, maintained or contributed to by the Retained Business or with respect to which the Retained Business may have any liability, contingent or otherwise. Section 5.1(h)(i) of the Company Disclosure Letter identifies which of the Company Compensation and Benefit Plans are subject to Title IV of ERISA.

(ii) With respect to each Company Compensation and Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A) each Company Compensation and Benefit Plan and any amendments thereto (or if the Company Compensation and Benefit Plan is not a written agreement, an accurate description thereof);

(B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the “IRS”);

(C) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. Section 2520.104-23;

(D) the most recent annual Form 1041 reports filed with the IRS;

(E) the actuarial reports for the last three years;

(F) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Company Compensation and Benefit Plan; and

(I) the most recent determination letter received from the IRS with respect to each Company Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code.

(iii) No asset of the Company or any Person (whether or not incorporated) that is treated as a single employer together with the Company or any of its Subsidiaries under Section 414 of the Code (“Company ERISA Affiliate”) is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company or any Company ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) With respect to any Company Compensation and Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Compensation and Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company or any Company ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Company Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Company Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Compensation and Benefit Plan, and (B) to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Company Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Company Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of the Company, any of its Subsidiaries or any Company ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law or (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that occurs on or prior to the Closing Date (such as a termination of employment), will not (A) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay or any other payment under a Company Compensation and Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Company Compensation and Benefit Plan, (C) increase the amount of compensation due any current or former employee of the Company or any of its Subsidiaries or (D) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of the Company, threatened or contemplated relating to any Company Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) none of the Company or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Company or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Company, no condition exists that presents a risk that the Company or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiii) No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and neither the Company, its Subsidiaries nor any Company ERISA Affiliate during the last six years has at any time during such period sponsored or contributed to, or has or had any liability or obligation in respect of, any such multiemployer plan.

(xiv) The most recent financial statements and actuarial reports, if any, for the Company Compensation and Benefit Plans reflect the financial condition and funding of the Company Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xv) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has entered into any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 41l(d)(3) of the Code during the six- year period ending on the date of this Agreement.

(i) Compliance with Laws; Permits.  The businesses of the Retained Business have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, rule of common law, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Retained Business is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Retained Business has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (“Permits”) necessary to conduct their business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Retained Business has complied with, and is not in violation of, any Permits, except where such noncompliance or violation is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, all such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(j) Takeover Matters.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (with the exception of Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and for all provisions of the Company’s certificate of incorporation and bylaws and represents the only action necessary to ensure that the restrictions of Section 203 of the DGCL (and the restrictions of the Company’s certificate of incorporation and bylaws) do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

(k) Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Retained Business complies with all, and has not violated any, Environmental Laws (as defined below); (ii) no property or facility currently, or to the Knowledge of the Company after due inquiry, formerly, leased, owned or operated by the Retained Business (including soils, groundwater, surface water, buildings or other structures) is or has been subject to any release or threatened release of any Hazardous Substance (as defined below) that could reasonably be expected to result in liability for the Retained Business under any Environmental Law including with respect to any remediation required pursuant to any Environmental Law; (iii) the Retained Business has not received any Action, notice or request for information alleging liability for any Hazardous Substance disposal or contamination on any third party property and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (iv) the Retained Business has not received any Action, notice or request for information alleging that the Retained Business is in violation of, or subject to liability under, any Environmental Law and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (v) the Retained Business is not subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law and, to the Knowledge of the Company after due inquiry, no such order, decree or directive is threatened; (vi) no portion of any of the assets owned or operated by the Retained Business is listed on, or is, to the Knowledge of the Company after due inquiry, proposed for listing on, the National Priorities List; (vii) to the Knowledge of the Company after due inquiry, the Retained Business has not released or arranged for the release or other disposal of any Hazardous Substance in a manner, or to a location, that has resulted, or that could reasonably be expected to result, in liability under or relating to any Environmental Law; (viii) the execution of this Agreement and the consummation of the transactions contemplated hereby, do not require any submission to, or any consent or approval of, any Governmental Entity under or relating to any Environmental Law; and (ix) the Retained Business has not contractually assumed or provided indemnity against any liability under or relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable Law concerning: (A) the protection of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee or public exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any waste or any substance that is listed, classified or regulated pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or terms of similar import, including petroleum, petroleum products, asbestos, asbestos-containing materials, and polychlorinated biphenyls.

(l) Taxes.  The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) (A) that are due and payable (whether or not shown in such Tax Returns) or, where payment is not due, have made adequate provision for all material Taxes in the financial statements of the Company or (B) that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith and for which adequate provision has been made in the Company Reports; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of its U.S. Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and delinquent. Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract (except as contemplated in the Tax Matters Agreement attached hereto as Exhibit C-3), or otherwise. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date. Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (A) a list maintenance obligation with respect to any Person under Section 6112 of the code or the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period, or (B) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, customs, governmental fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns, reports, or similar statements (including, without limitation, elections, declarations, disclosures, schedules, estimates, claims for refunds, amended returns, declarations of estimated Tax, and information returns, and including any attached schedules) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.  As of the date of this Agreement:

(i) no collective bargaining agreements or other contracts or agreements with any labor organization are in effect with respect to the Retained Business, and the Retained Business is not negotiating any collective bargaining agreement or other contracts or agreements in respect of employees of the Retained Business;

(ii) the Retained Business is in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of them is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Retained Business, except those charges or complaints that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iv) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Retained Business, and no labor strike, material slowdown, material work stoppage or other material labor controversy has occurred within the past 5 years;

(v) no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Subsidiaries), that relates to employees of the Retained Business and, to the Knowledge of the Company, no union authorization campaign or other organizational effort has been conducted within the past 24 months except those petitions and campaigns that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vi) no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Retained Business related to any of their employees, prospective employees, or former employees, except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vii) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Retained Business is pending or, to the Knowledge of the Company, threatened, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(viii) the Retained Business is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices of the Retained Business except those consent decrees or citations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(ix) the Retained Business has not closed any plant or facility or effectuated any material layoffs of employees within the past 3 years without complying with all relevant Laws, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”); and

(x) the Retained Business is in compliance with all applicable agreements, contracts, policies, plans, Laws and programs relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Solely for purposes of this subsection (m), clause (C) of the definition of Company Material Adverse Effect shall not apply.

(n) Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Retained Business are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Retained Business and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(o) Intellectual Property.

(i) The Retained Business owns, is licensed or otherwise possesses valid and legally enforceable rights to use all (A) trademarks, service marks, brand names, trade names, d/b/a’s, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations, and registrations and applications therefor; (D) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property (clauses (A) through (E) collectively, “IP Rights”) that are used in the business of the Retained Business as currently conducted and as currently planned to be conducted, except for the intellectual property being transferred to the Building Products Business pursuant to the Agreement set forth in Exhibit C-1 attached hereto and except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 5.1(o) of the Company Disclosure Letter identifies all IP Rights exercised in connection with the Retained Business that are the subject of subsisting patents, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications.

(ii) Except as is not reasonably likely to have a Company Material Adverse Effect:

(A) no claim is currently pending or threatened in writing against the Retained Business by any Person alleging that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, infringes or otherwise violates any IP Rights of any Person;

(B) to the Knowledge of the Company, there are no valid grounds for any bona fide claims to the effect that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, or the exercise of any of the Company’s IP Rights related to Retained Business, infringes or otherwise violates any IP Rights of any Person;

(C) to the Knowledge of the Company, there is no unauthorized use, infringement or other violation by any Person of any IP Rights owned or held by the Retained Business; and

(D) all IP Rights listed on Section 5.l(o) of the Company Disclosure Letter are subsisting and have not been adjudicated invalid.

(E) the Company (i) takes all reasonable actions to maintain and protect the validity and value of all of its trade secrets, know how, or other confidential information (collectively, “Trade Secrets”), (ii) has executed confidentiality agreements with all persons who had or have access to any such Trade Secrets, and (iii) has executed enforceable intellectual property assignment agreements with all persons who contributed or contribute to the development of any such Trade Secrets.

(p) Owned and Leased Properties.  The Retained Business has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, (i) all assets and properties (in each case, tangible and intangible) necessary to enable the Retained Business to conduct its businesses as currently conducted and (ii) all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Retained Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 5.1(p) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all such owned and leased property and the address and owner thereof, other than properties and assets that in the aggregate are not material to the Retained Business.

(q) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lazard as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement. There are no amounts payable to Lazard in connection with Merger and the other transactions contemplated by this Agreement other than as set forth in the Company’s engagement letters with Lazard.

(r) Rights Agreement.  Immediately prior to the execution of this Agreement, the Company amended the Rights Agreement to provide that (i) Parent and Merger Sub each shall not be deemed an “Acquiring Person” (as defined in the Rights Agreement), (ii) a “Stock Acquisition Date” or a “Distribution Date” (as such terms are defined in the Rights Agreement) shall not occur as a result of the execution or delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the Rights will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby and (iv) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time.

(s) Affiliate Transactions.  No executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Shares is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction or series of transactions with any of the foregoing within the last twelve months or that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.2 Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws and Merger Sub has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as in effect on the date of this Agreement.

(b) Authority.

(i) Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and

Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (A) has unanimously (i) approved and adopted this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent, and (iii) determined to cause Parent, as the sole stockholder of Merger Sub, to approve and adopt this Agreement. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub equity necessary to approve the Merger. The Board of Directors of Merger Sub (by unanimous written consent) have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

(c) Governmental Filings; No Violations; Certain Contracts; Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, and (B) under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(d) Parent Financial Statements.  Each of the consolidated balance sheets of the Parent as of December 31, 2006 and June 30, 2007 (including the related notes and schedules) filed by Parent with the SEC in its Form 6-Ks on April 27, 2007 and September 14, 2007, respectively (the “Parent SEC Reports”), fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date. Each of the consolidated statements of income and cash flows for the year ended December 31, 2006 and the six months ended June 30, 2007 (including any related notes and schedules) included in the Parent SEC Reports fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(e) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(f) Compliance with Laws; Permits.  The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all Permits except those the absence of which are not, individually or in the aggregate, reasonably likely to prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(g) Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no subsidiaries.

(h) Brokers and Finders.  Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date of this Agreement.

(i) Ownership of Shares.  Neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” (as such terms are defined in the Rights Agreement) of any Shares.

(j) Financing.  Merger Sub has delivered to the Company a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of November 16, 2007, from Citigroup Global Markets Inc. (the “Lender”), with Lender acting in arranging and bookrunning roles. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Lender has committed to provide $1.5 billion in aggregate principal amount of indebtedness to Merger Sub at the Closing (the “Debt Commitment”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth in the Debt Commitment Letter. Merger Sub has no knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment letter, assuming for purposes of this representation that the conditions set forth in Article VI are satisfied, the funds contemplated to be received pursuant to the Debt Commitment Letter will be sufficient to pay the Merger Consideration and to make all other necessary payments (including related fees and expenses) by Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1 Interim Operations.  The covenants and agreements set forth in this Section 6.1 are qualified by and subject to the transactions contemplated by Section 6.11 and to the matters set forth in Section 6.1 of the Company Disclosure Letter. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement), the Company shall carry on the Retained Business in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use its reasonable commercial efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, Governmental Entities, licensees, distributors and others having business dealings with the Company with respect to the Retained Business, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including without limitation Section 6.11) or as set forth in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (I) other than regular quarterly cash dividends not to exceed $0.14 per share of Company Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (III) purchase, redeem or otherwise acquire, except in connection with any Stock Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as provided in the Employee Matters Agreement attached hereto as Exhibit C-4, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Voting Debt (other than (I) the issuance of Shares upon the exercise of Company Options, Company Restricted Shares or restricted stock units in respect of a share of Company Common Stock outstanding on the date of this Agreement or (II) pursuant to any existing obligation in accordance with its current terms as set forth in the Company Disclosure Schedule);

(iii) amend the Company’s certificate of incorporation or bylaws;

(iv) acquire or agree to acquire (I) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (II) any assets that would be material, individually or in the aggregate, to the Retained Business, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(v) sell, lease, transfer, sublicense, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature (a “Lien”) on or otherwise encumber or dispose of any of its properties or assets, except (I) in the ordinary course of business consistent with past practice and (II) in other transactions involving not in excess of $10 million in the aggregate;

(vi) (I) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and increases in letters of credit under revolving credit facilities incurred in the ordinary course of business consistent with past practice, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries or (II) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure with respect to the Retained Business, except in the ordinary course of business consistent with past practice or involving the expenditure of no more than $5 million individually or in the aggregate;

(viii) change any method of Tax accounting, make or change any material election relating to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to Taxes, or surrender any right to claim a Tax refund;

(ix) except to the extent permitted by Section 6.2(a) of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party or exempt any third party from the provisions of any Takeover Statutes;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) enter into any new collective bargaining agreement;

(xii) change any accounting principle used by it, except as required by applicable Laws or GAAP;

(xiii) settle or compromise any material litigation, including any litigation that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, or, except in the ordinary course of business consistent with past practice or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course consistent with past practice after the date of this Agreement, pay, discharge or satisfy any material claims, liabilities or obligations so long as such settlement would not (i) impose any injunctive or similar order on the Retained Business or restrict in any way the business of the Retained Business or (ii) exceed $5 million in cost or value to the Retained Business;

(xiv) except as provided in or contemplated under the Distribution Agreement attached as Exhibit C-1 or the Employee Matters Agreement attached as Exhibit C-4, (I)enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000, (II) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Compensation and Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of such plans under the Code), (III) grant any increases in employee compensation, other than in the ordinary course consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) provided that any such increase shall not include increases in compensation to officers or any employee whose annual base salary exceeds $100,000 or (IV) grant any stock options or stock awards other than as permitted by this Agreement;

(xv) effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN;

(xvi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Retained Business;

(xvii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Retained Business), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (xiii) above;

(xviii) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (ii) modify, amend in any material respect, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder, (iii) enter into or extend in any material respect any lease with respect to the Retained Business’s real property, (iv) modify, amend, transfer or terminate in any material respect any Intellectual Property agreements, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder or (v) enter into, modify, amend, transfer or terminate any contract to provide exclusive rights or obligations;

(xix) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing or any action or fail to take any action which would, to the Knowledge of the Company, result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to result in a Company Material Adverse Effect; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company hereby covenants that, except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall use its reasonable commercial efforts to instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) enter into, or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement and shall use its (and will cause the Company Representatives to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, its Subsidiaries or its Representatives thereunder.

Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary obligations of the Company Board under applicable Law, as determined in good faith by the Company Board after consultation with outside counsel, in response to (1) a Superior Proposal (as defined below) or (2) a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a “Potential Superior Proposal”), (x) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives (provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Merger Sub) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, dated July 17, 2007, between Gerdau Ameristeel Corporation and the Company, but excluding any “standstill” provisions (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal. The Company shall promptly advise Parent of the receipt by the Company of any Acquisition Proposal or any request for non public information made by any Person or group of Persons that has informed the Company it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or the Company Representatives relating to an Acquisition Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame) a written summary of the material terms of such Acquisition Proposal (it being understood that such material terms shall include the identity of the Person or group of Persons making the Acquisition Proposal) and if the Company determines to begin providing information or to engage in discussions regarding an Acquisition Proposal. The Company shall keep Parent reasonably informed of any material change to the terms and conditions of any Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(b) No Change in Company Recommendation or Alternative Acquisition Agreement.  The Company Board and each committee thereof shall not:

(i) except as expressly permitted by this Section 6.2, withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent, the approval or recommendation by the Company Board or any committee thereof with respect to this Agreement and the Merger and other transactions contemplated hereby;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to in Section 6.2(a)); or

(iii) except as expressly permitted by this Section 6.2, approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may withdraw, qualify or modify or propose publicly to withdraw, qualify or modify in any manner adverse to Parent, its approval or recommendation with respect to this Agreement and the Merger and other transactions contemplated hereby or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be expected to result in a breach of its obligations under applicable Law (a “Change in Company Recommendation”); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until three business days (the “Notice Period”) following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) (x) advising Parent that the Company Board intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and (z) identifying any party making such Superior Proposal; provided further prior to effecting such Change in Company Recommendation in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 6.2(b) applies and the Company Board in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new Adverse Recommendation Notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to two business days. In determining whether to make a Change in Company Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

(c) Certain Permitted Disclosure.  Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders or the general public if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company

Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects a Change in Company Recommendation; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation at least two business days prior to the Company Stockholders Meeting if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

(d) Definitions.  As used in this Agreement:

“Acquisition Proposal” means, except as set forth in Section 6.2 of the Company Disclosure Letter, (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party and not solicited in violation of Section 6.2(a) to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole but excluding the Building Products Business, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion (as compared to the Merger) and after taking into account all financial (including the financing terms of such Acquisition Proposal), regulatory, legal and other aspects of such proposal.

6.3 Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Company shall, in consultation with the Parent, prepare and file with the SEC the Proxy Statement. As promptly as reasonably practical, each of the Company, Parent and Merger Sub shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings. Each of the parties hereto shall provide promptly to the other parties hereto such information concerning its business and financial statements and affairs as, in the reasonable judgment of such party and its counsel, may be required or appropriate for inclusion in the Proxy Statement or the Other Filings, as applicable, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable commercial efforts to respond as promptly as practicable to any comments of the SEC to the Proxy Statements or the Other Filings, and the Company shall use its reasonable commercial efforts to cause the definitive Proxy Statement to be mailed to the stockholders of the Company.

(b) The Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto will, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent of Merger Sub expressly for inclusion therein. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement or the Other Filings will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by such party and which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the Proxy Statement or the Other Filings describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement and the Other Filings to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the NYSE. All Other Filings that are filed by the Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

(c) Parent and Merger Sub agree, as to themselves and their respective Subsidiaries, that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company expressly for inclusion therein.

6.4 Company Stockholders Meeting.  The Company, acting through the Company Board, will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the Proxy Statement is available for mailing to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to Section 6.2(b), the Company Board shall recommend, and continue to recommend, such adoption and shall take all lawful action to solicit the Company Stockholder Approval.

6.5 Filings; Other Actions; Notification; Access.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the generality of the foregoing, Parent and the Company shall each file a Pre-Merger Notification and Report Form under the HSR Act with respect to the Merger as promptly as reasonably possible, but in no event more than 15 calendar days following the date of this Agreement. Parent and the Company shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Each of the parties agrees to use their respective reasonable best efforts to promptly respond to any request for additional information pursuant to Section (e)(l) of the HSR Act.

(b) Subject to applicable Laws relating to the exchange of such information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the prompt use of Parent’s best efforts, after consultation with the Company, to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including, without limitation, any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) no later than 60 calendar days from the date of this Agreement if such action should be reasonably necessary or advisable to obtain termination of the waiting period under the HSR Act or to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity); and (iii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford the Representatives of Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.5(e) shall affect or be deemed to modify any representation or warranty made by the Company herein and provided, further, that nothing in this Section 6.5(e) shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the Company will provide extracts, or summaries, or allegations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. All requests for information made pursuant to this Section 6.5(e) shall be directed to an executive officer of the Company or such Person as may be designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.6 Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use their respective reasonable best efforts to agree with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Spin-Off Agreements and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NYSE or by the request of any Government Antitrust Entity; provided, however, the Company shall provide Parent at least twenty-four hours advance notice of any press release or public announcement regarding the Spin-Off Agreements to allow Parent to consent to such release or announcement, which consent shall not be unreasonably withheld, and the Company shall be permitted to make such release or announcement if Parent has not responded within such twenty-four hour period. Notwithstanding anything to the contrary contained in this Section 6.6, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

6.7 Employee Benefits/Labor Matters.

(a) For a period of one year after the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, offer employees base salary and bonus opportunities to Continuing Employees (as defined below) that are in the aggregate equal to the base salary, bonus opportunities and value of the equity incentives being offered to Continuing Employees for the fiscal year immediately preceding the fiscal year in which the Closing Date occurs, and other compensation and benefit plans to such Continuing Employees that are substantially comparable in the aggregate to those offered under the Company Compensation and Benefit Plans. Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries and are not included in a unit of employees covered by a collective bargaining agreement (“Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan or plan providing post-retirement welfare benefits) under, any employee benefit plans maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity in which they are eligible to participate. “Past Service” means a Continuing Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company and any of its Subsidiaries. Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Entity or any Subsidiary of the Surviving Entity in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to ensure that the group health plan maintained by Parent, the Surviving Entity or one of its Subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any co-payments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

(b) Notwithstanding anything contained herein to the contrary, each Continuing Employee (other than a Continuing Employee who has entered into a CIC Agreement (as defined below)) whose employment is terminated by the Surviving Entity during the 12-month period following the Effective Time shall be entitled to receive severance pay and benefits at least equal to the severance pay and benefits under the applicable severance plan of the Company listed on Section 5.1(h)(i) of the Company Disclosure Letter, as in effect on the date of this Agreement.

(c) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of any Company Compensation and Benefit Plans that are maintained by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Entity’s or its Subsidiaries’ ability to amend or terminate such Company Compensation and Benefit Plans in accordance with their terms. Nothing contained herein is intended to, nor shall it, amend any Company Compensation and Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity.

(d) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 6.7(d) of the Company Disclosure Letter (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements.

(e) Parent acknowledges that by operation of Law after the Effective Time the Subsidiaries of the Company that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

6.8 Expenses.   Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Entity to also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time), including the transactions contemplated by this Agreement.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Entity and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) For six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy of the Company in effect on the date of this Agreement; provided, however, that in no event will the Surviving Entity be required to pay aggregate annual premiums for insurance under this Section 6.9(c) in excess of three times the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be $561,500 in the aggregate) (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Surviving Entity Board, for a cost up to but not exceeding 300% of the Current Premium. In addition, for six years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 6.9 of the Company Disclosure Letter with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date of this Agreement.

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of such party’s properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Entity shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.

6.10 Other Actions by the Company and Parent.

(a) Rights.  Prior to the Effective Time, the Company Board shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.

(b) Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Convertible Debentures.  The Company shall use its commercially reasonable efforts to contact holders of the Convertible Debentures to encourage such holders to convert the Convertible Debentures into Company Common Stock prior to the Distribution Date.

6.11 Spin-Off and Related Intercompany Matters.

(a) Prior to the Effective Time, the Company shall effect the Spin-Off in accordance with the agreements included in Exhibit C-1 through C-4 attached hereto (the “Spin-Off Agreements”). The Company shall execute the Distribution Agreement, the Tax Matters Agreement and the Employee Matters Agreement within ten days of the date of this Agreement. The Company shall execute the Transition Services Agreement and shall have attached final versions of Exhibits A and B of the Distribution Agreement to the Distribution Agreement within thirty days of the date of this Agreement.

(b) Prior to the Distribution Date, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all payments, including employee benefit expenses, insurance premiums, professional services, bank fees made by either the Retained Business or the Building Products Business on behalf of the other from the date of this Agreement until the Effective Time shall be repaid by the applicable party for each calendar month during such period by the fifth day of the following month.

(c) Prior to the Distribution Date, the Company shall use separate and independent bank accounts (the “Company Accounts”) or ledgers for the Retained Business that will be operated by, or, as applicable, on behalf of, the Retained Business and maintained in accordance with the Company’s normal practice and such records and bank accounts shall be capable of evidencing, on a daily basis, all Cash Inflows (as such term is defined in the Distribution Agreement) and Cash Outflows (as such term is defined in the Distribution Agreement) of the Retained Business prior to the Distribution Date.

(d) Prior to the Distribution Date, the Company shall cause Spinco to use separate and independent bank accounts (the “Spinco Accounts”) or ledgers for the Building Products Business that will be operated by, or, as applicable, on behalf of, Spinco and maintained in accordance with normal practice.

(e) From the date of this Agreement to the Distribution Date, to the extent practicable, the Company shall discharge Liabilities (as such term is defined in the Distribution Agreement) incurred by the Retained Business with cash amounts held in the Company Accounts, and the Company shall, and shall cause Spinco to, discharge Liabilities incurred by the Building Products Business with cash amounts held in the Spinco Accounts. Within ten days following the end of each calendar month during the period from the date of this Agreement to the Distribution Date, the Company shall, and shall cause Spinco to, settle the net amount of any Liabilities paid for by the other during the previous calendar month. The Company agrees that a final settlement between the Company and Spinco of the net amount of any Liabilities paid for by the other in the calendar month including the Distribution Date shall be made prior to the Distribution.

(f) The Company shall consult with and obtain written approval of Parent (which approval shall not be unreasonably withheld) prior to taking any action relating to the provisions of any matter contained in the Spin-Off Agreements or that would require any agreement as between the Retained Business and Spinco, or any of the Subsidiaries of Spinco, from (and including) the date of this Agreement to (and including) the Distribution Date, including without limitation appointment by the Company or any of its Subsidiaries of any actuary in order to assess any pension liabilities under the Spin-Off Agreements or taking any action to enforce any of the provisions of the Spin-Off Agreements.

6.12 Financing Assistance.  (a) (a) Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Parent and Merger Sub in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing required in order for the Parent to satisfy its obligations under this Agreement or any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of the Company and its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its

Subsidiaries upon the termination of this Agreement or (v) in the case of the Company’s or its Subsidiaries’ officers, (A) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (B) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and (C) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.

(b) The Company shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with the debt financing, (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (v) otherwise make available documents and information relating to the Company and its Subsidiaries, in the case of each of (i) through (iv), as may be reasonably requested by Parent; provided that the foregoing clauses (i) through (v) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (D) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement or (E) in the case of the Company’s or its Subsidiaries’ officers, (1) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (2) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and (3) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.

6.13 Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Entity of the Shares from the NYSE and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.14 Director Resignations.  The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.15 Rule 16b-3.  Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3,

all notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties (other than Sections 5.1(b) and 5.1(q) hereof, which must be true and correct in all material respects) to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) The Spin-Off shall have been effected by the Company on the terms and conditions as set forth in the Spin-Off Agreements.

7.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company:

(a) if the Merger shall not have been consummated by April 30, 2008, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, however, that if an HSR second request is made, such period shall be extended until 60 days after the time period for government action on the second request terminates; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated by the Termination Date.

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof.

(c) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board:

(a) if, prior to obtaining the Company Stockholder Approval, (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within two business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

8.4 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a) in the event that (i) the Company Board shall have effected a Change in Company Recommendation or (ii) the Company Board fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable by the Termination Date; provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $50,190,000 (the “Termination Fee”) if this Agreement is terminated:

(i) (A) by Parent as permitted by Sections 8.2(a), 8.2(b) or 8.4(b) or the Company as permitted by Sections 8.2(a) or 8.2(b), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, a bona fide written Acquisition Proposal has been publicly made to the Company or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal prior to the Company Stockholders Meeting and (C) within twelve months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement, or consummated any Acquisition Proposal (regardless of whether such Acquisition Proposal is made before or after the termination of this Agreement) (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 6.2(d) except that the references to “20%” in the definition are deemed to be references to “50%”);

(ii) by the Company as permitted by Section 8.3(a); or

(iii) by Parent pursuant to Section 8.4(a).

(c) In the event that this Agreement is terminated by either party pursuant to Section 8.2(a) and at the time of such termination there exists a decision, injunction, order, judgment, determination or decree based upon or purportedly enforcing any federal or state antitrust, competition or trade regulation law, rule or regulation that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or in violation of any court order, then Parent shall pay the Company, as directed in writing by the Company, a fee in immediately available funds of $60 million no later than two business days following such termination.

The Termination Fee shall be paid promptly by the Company, but in no event later than: (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. The Company’s payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

Miscellaneous and General

9.1 Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.7 (Employee Benefits/Labor Matters), 6.8 (Expenses), and 6.9 (Indemnification; Directors’ and Officers’ Insurance), shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.8 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3 Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THE AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company:
Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 626-7549

with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Fax: (713) 651-5246

if to Parent or Merger Sub:
Gerdau S.A.
Av. Dos Farrapos, 1811
Porto Alegre, RS 90220-005
Attention: Expedito Luz
Fax: 55-51-3323-2288

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan Klein
Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement; NO OTHER REPRESENTATIONS.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY RAISES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 No Third Party Beneficiaries.   Except for the rights of holders of Shares to receive the Merger Consideration after the Effective Time pursuant to Section 4.1(c) (Conversion of Company Common Stock), the

rights of holders of Company Options or RSUs to receive the consideration provided in Section 4.9 (Company Options) or as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Sections 4.1(c), 4.9 or 6.9 shall not arise unless and until the Effective Time occurs.

9.9 Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the term “Affiliates” shall have the same meaning as the term “affiliates” as defined by Rule 12b-2 under the Exchange Act.

9.12 Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

9.13 Knowledge.   As used in this Agreement, (a) “Knowledge of the Company” means to the actual knowledge of the individuals listed on Section 9.13(a) of the Company Disclosure Letter, and (b) “Knowledge of Parent” means to the actual knowledge of the individuals listed on Section 9.13(b) of the Parent Disclosure Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GERDAU S.A.

By:	/s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
Executive Vice President and Chief Financial Officer

GERDAU DELAWARE, INC.

By:	/s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
President

QUANEX CORPORATION

By:	/s/ Raymond A. Jean
Raymond A. Jean
Chairman and Chief Executive Officer

ANNEX B

Opinion of Lazard Frères & Co. LLC dated November 18, 2007

November 18, 2007
The Board of Directors
Quanex Corporation
1900 West Loop South
Suite 1500
Houston, TX 77027

Dear Members of the Board of Directors:

We understand that Quanex Corporation, a Delaware corporation (the “Company”), Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Parent”), and Gerdau Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”). We understand that prior to the Merger, the Company will spin off or otherwise dispose of its business involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market (the “Buildings Products Business”). We understand that as a result of the Merger, among other things, each share of the Company’s common stock, par value $0.50 per share (“Company Common Stock”), together with the associated Right (as defined in the Merger Agreement; each share of Company Common Stock together with the associated Right being hereinafter referred to as a “Share” or, collectively, “Shares”), issued and outstanding immediately prior to the effective time of the Merger, other than any (i) shares of Company Common Stock owned directly by the Company as treasury stock or by the Parent or Merger Sub and in each case not held on behalf of third parties, or (ii) Dissenters’ Shares (as defined in the Merger Agreement; the Dissenters’ Shares and shares referred to in clause (i) of this sentence are collectively referred to as the “Excluded Shares”), shall be automatically converted into the right to receive $39.20 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Shares (other than holders of Excluded Shares) of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the draft, dated November 18, 2007 of the Merger Agreement (the “Draft Merger Agreement”);

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to the business and prospects of the Company after giving effect to the disposition of the Building Products Business;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company after giving effect to the disposition of the Building Products Business;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company after giving effect to the disposition of the Building Products Business;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company after giving effect to the disposition of the Building Products Business;

(vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of (and we have not independently verified) such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

In rendering our opinion, we have assumed that the Merger Agreement will be identical in all material respects to the Draft Merger Agreement reviewed by us and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions of the Merger Agreement. We have further assumed that obtaining the necessary regulatory approvals and contractual consents for the Merger and the disposition of the Building Products Business will not have an adverse effect on the Company or the Merger. In addition, we have assumed that the representations and warranties contained in the Merger Agreement and all agreements related thereto are true and complete in all material respects. We do not express any opinion as to any tax or other consequences that might result from the Merger or the disposition of the Building Products Business, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be paid to public stockholders of the Company or otherwise.

In rendering our opinion, we have assumed that the stockholders of the Company prior to the consummation of the Merger (and not the owners of the Company after giving effect to the Merger) will either own or be entitled to receive the proceeds of the disposition of the Building Products Business. We express no opinion as to the value of the Building Products Business or as to the fairness or any other aspect of the disposition of the Building Products Business.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Board of Directors in connection with the Merger and will receive a fee for its services, a substantial portion of which is payable upon consummation of the Merger. Lazard will also be entitled to receive a fee in connection with the disposition by the Company of the Building Products Business (a “BP Separation Fee”). If the disposition of the Buildings Products Business is accomplished through a spin-off, split-off or similar transaction, and Lazard serves as the resulting entity’s investment banker in connection with a subsequent sale, merger, consolidation or business combination transaction (a “Second Stage Transaction”) within 18 months following the disposition, an additional fee would be payable to Lazard which would be reduced by an amount equal to 50% of the BP Separation Fee received by Lazard. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein (which has been approved by our opinion committee) are for the benefit of the Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of the Shares (other than holders of Excluded Shares) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Harry Pinson
Harry Pinson

ANNEX C

Section 262 of the Delaware General Corporation Law

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Dear Fellow Stockholder: You are cordially invited to attend the Company’s Special Meeting of Stockholders to be held at a.m., C.S.T., on , February , 2008, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND IN FAVOR OF THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. Quanex Corporation 1900 West Loop South, Suite 1500 Houston, TX 77027 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on February , 2008. If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Donald G. Barger, and Raymond A. Jean, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting instructions.

COMPANY # [Place in box. See attached.] There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February , 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/nx/ — QUICK * * * EASY * * * IMMEDIATE Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February , 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Quanex Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873. YOUR VOTE IS IMPORTANT If you vote by Phone or Internet, please do not mail your Proxy Card ? Please detach here ? The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2. FOR 1. Approve and adopt the Agreement and Plan of Merger, dated as of November 18, 2007, by and among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc. 2 Approve any proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1. Address Change? Mark Box Indicate changes below: AGAINST ABSTAIN Date [Insert Box—See Attached] Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.